Exhibit 10.1

DEBT-TO-EQUITY RIGHTS PURCHASE AGREEMENT

This Debt-to-Equity Rights Purchase Agreement (this “Agreement”) is made and entered into as of May 22, 2026 (the “Effective Date”), by and among:

All In FutureTech Alliance, Inc., a company duly incorporated and validly existing under the laws of the State of Delaware (“Buyer”),

Rainman Network Ltd. (formerly known as China Rainman Network Ltd.), a British Virgin Islands company (“Seller”),

Dece Capital Limited, a limited liability company registered under the laws of Hong Kong (Hong Kong registration number: 76604896) (“Dece”).

Buyer, Seller and Dece are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

A. HyalRoute Communication Group Limited, a Cayman Islands exempted company (the “Target”). Huang Xinglong, an individual with a Singapore Resident Card number of [***], as the actual controller of the Target, holds relevant shares of the Target through Gold Eagle Development Limited, a British Virgin Islands company (“Gold Eagle”) and UT International Investment Group Company Limited, a British Virgin Islands company (“UT International”). The Target, Huang Xinglong, Gold Eagle and UT International are sometimes referred to herein individually as a “Target Company Party” and collectively as the “Target Company Parties.”

B. Seller is a party to that certain Agreement of Debts Offset and Share Transfer, dated January 6, 2025 (as amended, supplemented or otherwise modified from time to time, the “Debt-to-Equity Agreement”), by and among Seller (as creditor) and Target Company Parties.

C. Pursuant to the Debt-to-Equity Agreement and related documents, Seller holds and/or is entitled to enforce certain claims, creditor rights, equity-transfer rights, property-transfer rights, proxies/entrustments, security, liquidation, damages and other ancillary rights against the Target Company Parties.

D. Buyer desires to acquire, and the Seller desires to sell, assign, transfer and convey to Buyer (or its designee) any and all of the Seller’s right, title and interest in and to the Purchased Rights (as defined below), on the terms and subject to the conditions set forth herein.

E. Each member of “Party B” under the Debt-to-Equity Agreement that is listed on the signature page hereto acknowledges that its execution of and performance under this Agreement serves as the means by which such member may fulfill its existing obligations and discharge its liabilities under the Debt-to-Equity Agreement, and that the opportunity to fulfill such obligations and avoid further liability and remedies thereunder constitutes good and valuable consideration for its agreement to be bound by the terms hereof.

F. Concurrently with the execution of this Agreement, Buyer has entered into (i) that certain Purchase and Sale of Securities Agreement, by and between Buyer and Fair Cheerful Limited, a limited liability company duly incorporated and validly existing under the laws of the British Virgin Islands, with registration number 1961726, and (ii) that certain Purchase and Sale of Securities Agreement, by and between Buyer and Yellow River Fiber Optic Ltd, a limited liability company duly incorporated and validly existing under the laws of the Cayman Islands, with registration number NS-2800000 ((i) and (ii) collectively, the “Minority Share Purchase Agreements”), pursuant to which, among other things, Buyer has agreed to acquire additional shares of the Target from such Minority Sellers in exchange for the issuance to each such Minority Seller of shares of Buyer’s common stock, subject to the terms and conditions set forth therein.

Now, therefore, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

Definitions; Interpretation

Section 1.01 Definitions

Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth below.

“AGAE Investment Limited” means a limited liability company registered under the laws of Hong Kong (Hong Kong registration number: 75701417) and a wholly-owned subsidiary of Buyer, with its registered address at 31/F, Tower 2, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong, which may be designated by Buyer from time to time to receive all or any portion of the Purchased Rights.

“Action” means any claim, action, suit, proceeding, arbitration, mediation, investigation, inquiry, hearing, or other legal or administrative proceeding of any nature, whether civil, criminal, administrative, regulatory, or otherwise, before any Governmental Authority or arbitrator.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise (including direct or indirect ownership of more than fifty percent (50%) of the voting securities of a Person or the ability to appoint a majority of the board of directors or equivalent governing body of a Person).

“Approvals” means any consent, approval, authorization, waiver, clearance, license, permit, exemption, order, registration, declaration, filing, or notification required to be obtained from, made with, or provided to any Governmental Authority or other Person.

“Ancillary Documents” means each agreement, instrument and document (other than this Agreement) to be executed and delivered by any party hereto in connection with the consummation of the transactions contemplated by this Agreement, as specified in this Agreement.

“Background Agreements” has the meaning set forth in the recitals to the Debt-to-Equity Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, Hong Kong, or the British Virgin Islands are authorized or required by Law to close.

“Burma Sanctions Regulations” means 31 C.F.R. Part 525.

“Closing Date” means the date on which the Closing occurs.

“Consideration Shares” means newly issued shares of Buyer’s common stock issued as consideration for the Purchased Rights pursuant to Article III.

“Contract” means any written or oral agreement, contract, lease, sublease, license, sublicense, indenture, note, bond, mortgage, instrument, commitment, undertaking, or other legally binding arrangement.

“DACA” means that certain Debt Assignment Confirmation Agreement, dated August 20, 2024, by and between Singmeng and Seller, which stipulates the terms for the assignment of the debt tranches and confirms the partial satisfaction thereof.

“Disclosure Schedule” means the schedules delivered by Seller to Buyer concurrently with the execution of this Agreement.

“Encumbrance” means any lien, pledge, security interest, charge, mortgage, deed of trust, claim, option, preemptive right, right of first refusal, and other right, restriction on transfer, adverse claim or other encumbrance of any kind.

“EAR” means the U.S. Export Administration Regulations, 15 C.F.R. Parts 730-774.

“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, and other similar Laws of general application affecting the enforcement of creditors’ rights generally, and (b) general principles of equity, including principles of commercial reasonableness, good faith, and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

“Environmental Law” means any applicable Law relating to pollution, contamination, protection of the environment, natural resources, human health and safety, or the generation, manufacture, use, storage, treatment, disposal, transport, release, or discharge of Hazardous Substances.

“Fundamental Buyer Representations” means the representations and warranties of Buyer set forth in Section 7.01 and Section 7.03.

“Fundamental Seller Representations” means the representations and warranties of Seller set forth in Sections 6.01, 6.02, 6.03, 6.07, 6.10, 6A.01, 6A.02, 6A.03 and 6A.09

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Official” means any officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, any political party or official thereof, any candidate for political office, or any public international organization.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures, or other similar instruments, (c) all obligations under capital leases or finance leases, (d) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (e) all obligations under interest rate, currency, or commodity swaps, hedges, or similar derivative instruments, (f) all obligations secured by any Encumbrance on any property or asset of such Person, whether or not such obligation is assumed by such Person, (g) all guarantees or other contingent obligations in respect of indebtedness or obligations of another Person of the type described in clauses (a) through (f), and (h) all accrued and unpaid interest, premiums, penalties, breakage costs, and other fees and expenses payable in respect of any of the foregoing.

“ITAR” means the U.S. International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130.

“Governmental Authority” means any federal, state, local or foreign governmental or regulatory authority, agency, commission, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, ruling, writ, assessment, or arbitration award of any Governmental Authority.

“Hazardous Substance” means any substance, material, or waste that is regulated, classified, or defined as hazardous, toxic, radioactive, dangerous, or a pollutant or contaminant under any Environmental Law, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead-based paint, radon, and mold.

“Immediate Family Member” means, with respect to any individual, (a) such individual’s spouse or domestic partner (whether or not legally recognized), (b) such individual’s parents, stepparents, and parents-in-law, (c) such individual’s children (whether natural, adopted, or by marriage), stepchildren, and grandchildren, (d) such individual’s siblings and stepsiblings, (e) any other individual who shares a principal residence with such individual, and (f) any trust, limited liability company, partnership, or other entity established primarily for the benefit of, or the estate of, any of the foregoing persons.

“Law” means any applicable statute, law, ordinance, rule, regulation, order or decree of any Governmental Authority.

“Losses” means any and all losses, liabilities, damages, penalties, fines, interest, costs and expenses (including reasonable attorneys’ fees and expenses and reasonable costs of investigation).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Outbound Investment Rules” means the U.S. Department of the Treasury’s Outbound Investment Security Program, 31 C.F.R. Part 850.

“Material Adverse Effect” means any event, circumstance, development, change, or effect that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of the Target Group and other Target Company Parties, or (b) would reasonably be expected to prevent, materially delay, or materially impair the ability of Seller or any Target Company Parties to consummate the transactions contemplated by this Agreement or to perform their respective obligations hereunder.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Rules” means the Nasdaq Listing Rules and any other rules, regulations, or requirements of Nasdaq applicable to Buyer.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority, or any other entity.

“Purchased Rights” means any and all of Seller’s right, title and interest in, to and under the Debt-to-Equity Agreement and all ancillary agreements, documents and instruments related thereto, including without limitation the following:

(a) all creditor, property transfer, liquidation and damages rights under the Debt-to-Equity Agreement, including without limitation:

(i) all creditor rights under Clause 1.1 of the Debt-to-Equity Agreement, including the joint and several repayment obligation of Huang Xinglong, Gold Eagle and UT International in the amount of USD 105,418,742.79 (including liquidated damages, penalties and other accrued amounts);

(ii) all rights under Clause 1.2.3 of the Debt-to-Equity Agreement with respect to the cooperation in transferring the Three Properties and completing the property transfer registration procedures;

(iii) all rights under Clause 1.4.2 of the Debt-to-Equity Agreement to initiate liquidation proceedings against HyalRoute Group and/or its subsidiaries and the priority right to be first paid and/or indemnified out of their assets;

(iv) all rights under Clause 1.4.3 of the Debt-to-Equity Agreement to appoint a liquidation receiver to take custody and control of, collect income from, and (if necessary) sell the assets of HyalRoute Group and/or its subsidiaries; and

(v) all rights under Clause 3.1 of the Debt-to-Equity Agreement with respect to liquidated damages for delay in performance and liquidated damages for breach of share transfer, share pledge, property transfer, director change, and entrustment obligations;

(b) all equity acquisition, management, entrustment and security rights under the Debt-to-Equity Agreement, including without limitation:

(i) all rights under Clause 1.2.1 of the Debt-to-Equity Agreement to acquire approximately 43.55% of the issued and outstanding equity interests of the Target (representing 116,443 shares), 100% of the issued and outstanding equity interests of each of the Regional Subsidiaries, and the Three Properties, in full satisfaction of the outstanding debt;

(ii) all rights under Clause 1.2.2 of the Debt-to-Equity Agreement requiring the Target Company Parties to cooperate in completing the share transfers with respect to the Target, CFOCN, MFOCN and PFOCN, and to bear all taxes and fees arising from such transfers;

(iii) all rights under Clause 1.2.5 of the Debt-to-Equity Agreement to dismiss or procure the resignation of existing directors and senior management of HyalRoute Group, CFOCN, MFOCN and PFOCN and to appoint designated replacement directors and senior management by written resolution;

(iv) all rights under Clause 1.3.1 of the Debt-to-Equity Agreement granting Seller the sole discretionary right to unilaterally change and designate receivers with respect to the Target and the Regional Subsidiaries;

(v) all rights under Clause 1.3.2 of the Debt-to-Equity Agreement pursuant to which Gold Eagle, UT International, Citigood International, Main Asia, Global Telecommunication, Fiber Optic and Singapore FOC exclusively and irrevocably entrust their respective shareholder rights in the Target, CFOCN, MFOCN and PFOCN to the receiver designated by Seller, including rights to nominate and appoint directors, appoint management personnel, attend and vote at shareholder meetings, and receive dividends;

(vi) all rights under Clause 1.3.3 of the Debt-to-Equity Agreement pursuant to which the Target, CFOCN, MFOCN and PFOCN exclusively and irrevocably entrust all management and operational rights (including the management and operation of all optical fiber business and other business, the use and disposition of all assets, and the hiring and termination of employees) to the receiver designated by Seller;

(vii) all rights under Clause 1.3.4 of the Debt-to-Equity Agreement pursuant to which the Target and Target’s subsidiaries exclusively and irrevocably entrust the right to receive operating proceeds to the receiver designated by Seller, and the rights to receive remuneration and reimbursement by Seller;

(viii) all rights under Clause 1.4.1 of the Debt-to-Equity Agreement to demand the pledge of all shares in, and all assets (including fixed assets and intangible assets) of, the Target, CFOCN, MFOCN and PFOCN to Seller and/or Seller’s designated company;

(c) without limiting the foregoing, all other rights of Seller under the Debt-to-Equity Agreement and all ancillary agreements and documents related thereto, including:

(i) the right to receive the transfer and registration of approximately 43.55% of the issued and outstanding equity interests of the Target and 100% of the issued and outstanding equity interests of each of the Regional Subsidiaries;

(ii) the right to receive the transfer and registration of the Three Properties;

(iii) all voting rights, shareholder rights and management and operational control rights with respect to the Target Group, whether held directly or through proxy, entrustment, power of attorney or similar arrangement;

(iv) all rights to pledge, mortgage or otherwise encumber shares in, and assets of, the Target Group as security;

(v) all liquidation, receivership, priority payment and enforcement rights with respect to the Target Group;

(vi) all rights to liquidated damages, penalties and other remedies for breach of or default under the Debt-to-Equity Agreement or any ancillary agreement;

(vii) all of Seller’s right, title and interest in, to and under all personal property, Contracts, Approvals, intellectual property, and goodwill owned by or held by or relating to the Target Group;

(viii) all of Seller’s right, title and interest in, to and under all payments, reimbursements, proceeds, accounts receivables, current assets, and other receivables owned by or held by or relating to the Target Group;

(ix) all books, records, files, documents, data and other information relating to any of the foregoing (collectively, the “Purchased Records”); and

(d) all ancillary rights, claims, causes of action, choses in action, remedies and benefits relating to, arising out of or in connection with any of the foregoing.

“Regional Subsidiaries” means, collectively, Philippines Fiber Optic Cable Network Ltd., Inc. (“PFOCN”), (Cambodia) Fiber Optic Communication Network Co., Ltd. (“CFOCN”) and Myanmar Fiber Optic Communication Network Co., Ltd. (“MFOCN”), each being a direct or indirect subsidiary of the Target.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, advisors (including attorneys, accountants, financial advisors, and other consultants), and other representatives.

“Restricted Party List” means the SDN List, the Sectoral Sanctions Identifications List, the Non-SDN Chinese Military-Industrial Complex Companies List, the Non-SDN Menu-Based Sanctions List, or any other restricted-party list maintained by OFAC, the U.S. Department of State, or the U.S. Department of Commerce.

“Sanctions Laws” means all applicable Laws relating to economic or trade sanctions, export controls, or anti-terrorism, including those administered or enforced by the United States (including by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), the United Nations Security Council, the European Union, or any other applicable Governmental Authority.

“Sanctioned Country” means any country or territory that is the subject of comprehensive U.S. economic sanctions, including Cuba, Iran, North Korea, Syria, and any region of Ukraine that is subject to comprehensive U.S. sanctions from time to time (including, as of the date hereof, the Crimea region, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Zaporizhzhia and Kherson regions, in each case to the extent subject to comprehensive sanctions).

“Sanctioned Person” means any Person (i) identified on the SDN List or any other Restricted Party List, (ii) that is the government of, or organized, resident, or located in, any Sanctioned Country, or (iii) owned 50% or more, directly or indirectly, individually or in the aggregate, by one or more Persons described in clauses (i) or (ii).

“SDN List” means the Specially Designated Nationals and Blocked Persons List maintained by OFAC.

“SEC” means the U.S. Securities and Exchange Commission.

“Singmeng” means Cambodian Singmeng Telemedia Co., Ltd.

“Subsidiary” means, with respect to any Person, any other Person in which such first Person, directly or indirectly by one or more of such first Person’s Subsidiaries, owns or controls a majority of the economic or voting interests.

“Target Group” means, collectively, the Target and all of its Subsidiaries.

“Three Properties” means the following three pieces of real property belonging to Huang Xinglong: (a) property located in [***]; (b) property located in [***]; and (c) property located in [***].

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Underlying Agreement” means the Debt-to-Equity Agreement and each other agreement, instrument, document, arrangement or understanding entered into in connection therewith or pursuant thereto (including any side letters, supplemental agreements, amendments, schedules, annexes and exhibits thereto), in each case as amended, supplemented, restated or otherwise modified from time to time.

“Transaction Documents” means this Agreement, each Ancillary Document, and each other agreement, certificate, instrument, or document to be executed and delivered by any Party in connection with the transactions contemplated by this Agreement.

“U.S. Person” means any Person that is (a) a citizen or resident of the United States, (b) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any state thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and (ii) one or more United States persons have the authority to control all substantial decisions of such trust.

Section 1.02 Interpretation

As used in this Agreement, the word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a Person include its permitted successors and assigns. References to an agreement or instrument mean such agreement or instrument as amended, restated, supplemented or otherwise modified from time to time. References to a statute or regulation mean such statute or regulation as amended from time to time and include any successor legislation or regulation. The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

ARTICLE II

Purchase and Sale; Assignment

Section 2.01 Sale and Assignment of Purchased Rights.

Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, and convey to Buyer, and Buyer shall acquire and accept from Seller, all of Seller’s right, title, and interest in, to, and under the Purchased Rights, free and clear of all Encumbrances.

Section 2.02 No Assumption of Liabilities; No Assignment of Non-Assignable Rights.

(a)	No Assumption. Buyer is acquiring the Purchased Rights only and is not, by virtue of this Agreement or any transaction contemplated herein, assuming, undertaking, or accepting any obligation, duty, liability, or commitment of Seller or any Target Company Party of any kind or nature, whether accrued, absolute, contingent, or otherwise, including without limitation (x) any liability arising from or relating to the origination, servicing, administration, or enforcement of any Underlying Agreement, (y) any obligation of Seller or any Target Company Party under any regulatory, governmental, or contractual consent or approval requirement, or any liability for Taxes imposed on or with respect to the Purchased Rights for any period (or portion thereof), and including specifically (i) any indemnification, reimbursement, or contribution obligation owed by Seller to any counterparty under an Underlying Agreement, and (ii) any liability of Seller arising from a breach by Seller of any representation, warranty, covenant, or obligation under any Underlying Agreement. Seller shall remain solely and exclusively responsible for all such liabilities and obligations.

(b)	Non-Assignable Rights. With respect to each Purchased Right that is not assignable or transferable without the consent of, or notice to, a third party (a “Non-Assignable Right”), Seller shall obtain the applicable consent or provide the applicable notice as promptly as practicable following the Effective Date, and, pending receipt of such consent or completion of such notice period, shall, to the extent permitted by applicable Law, hold such Non-Assignable Right in trust for the benefit of Buyer and shall cooperate with Buyer in any lawful arrangement designed to provide Buyer with all of the benefits of such Non-Assignable Right. The rights and remedies of Buyer under this Section 2.02(b) are in addition to, and not in lieu of, any other rights and remedies available to Buyer under this Agreement, at law, or in equity, including any rights and remedies arising from Seller's breach of any representation or warranty hereunder.

Section 2.03 Further Assurances; Perfection.

From time to time after the Effective Date, upon the reasonable request of Buyer, Seller shall, and shall cause their respective Affiliates to, promptly execute and deliver such additional instruments, documents, and agreements, and shall take such further actions, as may be reasonably necessary or desirable to carry out the purposes and intent of this Agreement, to consummate and make effective the transactions contemplated hereby, and to vest in Buyer good, valid, and marketable title to the Purchased Rights, free and clear of all Encumbrances and to satisfy the Tranche Conditions.

Section 2.04 True Sale; Financing Statements; Back-Up Security Interest.

The parties intend that the sale, transfer, and assignment of the Purchased Rights pursuant to this Agreement shall constitute a true sale and absolute transfer of all of Seller’s right, title, and interest in and to the Purchased Rights, and not a pledge, hypothecation, or grant of a security interest, for all purposes, including for purposes of the United States Bankruptcy Code or similar laws in applicable jurisdictions. In the event that any court of competent jurisdiction determines that such transfer does not constitute a true sale, Seller hereby grants to Buyer, effective as of the Effective Date, a first-priority security interest in all of Seller’s right, title, and interest in and to the Purchased Rights and all proceeds thereof.

Section 2.05 Notice of Assignment.

If any Party B member under the Debt-to-Equity Agreement is not a signatory to this Agreement, at or promptly following the Closing, Seller shall deliver, or cause to be delivered, written notice of the assignment of the Purchased Rights pursuant to this Agreement to each Target Company Party, in each case in form and substance reasonably acceptable to Buyer. Seller shall use commercially reasonable efforts to obtain a written acknowledgment of receipt from each addressee in form and substance reasonably acceptable to Buyer; provided, for the avoidance of doubt, the failure of any Target Company Party to provide such acknowledgment shall not constitute a breach of this Agreement by Seller. From and after the Closing, Seller shall not give any instruction, direction, demand, or notice to any Person under or in connection with the Debt-to-Equity Agreement or the Purchased Rights other than pursuant to this Agreement.

Section 2.06 Subsequent Joinder by Target Company Parties.

The Parties acknowledge and agree that the Target Company Parties are not signatories to this Agreement as of Effective Date. Accordingly, within ninety (90) days following the Effective Date, or such other date as may be agreed by the Parties in writing, Seller shall procure that each Target Company Party executes and delivers such joinders, acknowledgements, confirmations, ancillary agreements, powers of attorney, or other documents as Buyer may reasonably request, in form and substance reasonably satisfactory to Buyer, for the purpose of confirming, implementing, and giving full force and effect to the transactions contemplated by this Agreement and ensuring the valid and effective enforcement of the Purchased Rights by Buyer (or its designee). Pending completion of the foregoing, Seller shall remain fully responsible for ensuring the performance of the obligations contemplated herein and shall not be relieved of any liability or obligation arising under this Agreement.

For the avoidance of doubt, to the extent any obligation, covenant, undertaking, liability, or responsibility under this Agreement is required to be performed, assumed, or complied with by any or each Target Company Party that is not a signatory hereto, Seller shall cause such obligation to be duly performed and shall remain fully liable for, and shall itself perform or satisfy, such obligation, covenant, undertaking, liability, or responsibility as if Seller were the original obligor thereof.

ARTICLE III

Consideration; Issuance of Shares

Section 3.01 Purchase Price.

Subject to Section 3.02, the total consideration for the Purchased Rights (the “Purchase Price”) is USD 1,742,000,000, payable in the form of validly issued, fully paid, and non-assessable shares of Buyer’s common stock as more particularly described in Section 3.03.

Section 3.02 Purchase Price Adjustment.

(a)	Valuation Report. Prior to the Closing, Buyer and Seller shall jointly engage StoneX Group, Inc. (or such other investment bank or valuation agency as Buyer and Seller may jointly designate) (the “Valuation Firm”) to prepare a valuation report of the Target Group (the “Valuation Report”). The Valuation Firm shall be instructed to act as an expert and not as an arbitrator. No earlier than thirty (30) days prior to the Closing Date, the Valuation Firm shall finalize and deliver the Valuation Report to Buyer and Seller. The Valuation Report shall set forth the Valuation Firm’s determination of the fair value of the Target Group as of a date no earlier than thirty (30) days prior to the Closing Date (the “Determined Valuation”).

(b)	Adjustment. If the Determined Valuation is equal to or greater than $4,000,000,000 (the “Baseline Valuation”), then no adjustment shall be made to the Purchase Price or the number of Consideration Shares. If the Determined Valuation is less than the Baseline Valuation, then the Purchase Price and the aggregate number of Consideration Shares shall each be adjusted downward by multiplying the Purchase Price and the Consideration Shares, respectively, by a fraction (the “Adjustment Fraction”), the numerator of which shall be the Determined Valuation and the denominator of which shall be the Baseline Valuation. The First Tranche Shares, Second Tranche Shares, and Third Tranche Shares shall be adjusted accordingly. An illustrative example of the adjustment is set forth in Annex A attached hereto and incorporated herein by reference.

(c)	Adjustment Binding. Absent manifest error or fraud on the part of the Valuation Firm, the Determined Valuation and any resulting adjustments to the Purchase Price and the Consideration Shares calculated pursuant to this Section 3.02 shall be final, binding, and conclusive upon the Parties for all purposes under this Agreement. For the avoidance of doubt, all references in this Agreement to the “Purchase Price” and the “Consideration Shares” (including the First Tranche Shares, Second Tranche Shares, and Third Tranche Shares) shall, following any adjustment pursuant to this Section 3.02, refer to the Purchase Price and Consideration Shares (including the First Tranche Shares, Second Tranche Shares, and Third Tranche Shares) as so adjusted pursuant to this Section 3.02.

Section 3.03 Form of Consideration; Payment Schedule.

The Purchase Price shall be paid entirely in shares of Buyer’s common stock, par value $0.0001 per share (the “Common Stock”), valued at $10.00 per share (subject to adjustments for stock split, stock combination, reclassification, recapitalization or similar events (the “Recapitalization Adjustments”) for purposes of calculating the number of Consideration Shares, with the aggregate number of shares issuable hereunder equal to 174,200,000 shares of Common Stock (subject to the Recapitalization Adjustments and the adjustment provisions set forth in Section 3.02) (the “Consideration Shares”), allocated between the First Tranche, the Second Tranche and the Third Tranche as set forth below. No fractional shares shall be issued. Any resulting fractional Consideration Shares shall be rounded down to the nearest whole share.

Buyer and Seller agree that the Consideration Shares shall be issued in three tranches in accordance with the schedule and conditions set forth in this Section 3.03, and that no cash consideration shall be payable by Buyer in connection with the acquisition of the Purchased Rights.

(a)	First Tranche. Buyer shall issue to Seller 17,420,000 Consideration Shares (subject to the Recapitalization Adjustments and the adjustment provisions set forth in Section 3.02), representing 10% of the aggregate Consideration Shares (the “First Tranche Shares”) within the First Tranche Outside Date (as defined below), subject to satisfaction (or waiver by Buyer) of the following conditions (the “First Tranche Conditions”) as of the date of the issuance of the First Tranche Shares (the “First Tranche Issuance Date”). For purposes of this Agreement, the “First Tranche Outside Date” shall mean the date that is one (1) month following the Closing Date.

(i)	Conditions Precedent. Each of the conditions set forth in Section 5.01 shall be satisfied (or waived by Buyer in its sole discretion) as of the First Tranche Issuance Date (with each reference therein to the “Closing Date” being deemed to refer to the First Tranche Issuance Date for purposes of this Section 3.03(a)(i)).

(ii)	Officer’s Certificate. Buyer shall have received a certificate of an authorized officer of Seller, dated as of the First Tranche Issuance Date, certifying that each of the conditions set forth in Section 5.01 (other than any condition that is waived by Buyer pursuant to Section 3.03(a)(i)) is satisfied as of the First Tranche Issuance Date (with each reference therein to the “Closing Date” being deemed to refer to the First Tranche Issuance Date).

In the event that the First Tranche Conditions have not been satisfied on or before the First Tranche Outside Date, then, notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated by Buyer and the transactions contemplated hereby abandoned in accordance with the terms of Article X of this Agreement.

(b)	Second Tranche. Buyer shall issue to Seller 104,520,000 Consideration Shares (subject to the Recapitalization Adjustments and the adjustment provisions set forth in Section 3.02), representing 60% of the aggregate Consideration Shares (the “Second Tranche Shares”) within the Second Tranche Outside Date (as defined below), subject to the satisfaction (or waiver by Buyer) of the following conditions (the “Second Tranche Conditions”) as of the date of the issuance of the Second Tranche Shares (the “Second Tranche Issuance Date”). For purposes of this Agreement, the “Second Tranche Outside Date” shall mean the date that is six (6) months following the Closing Date, which may be extended by an additional six (6) months in Buyer’s sole discretion. Such extension shall be requested by Seller to Buyer in writing, may be requested only once, and shall become effective only upon Buyer’s written confirmation thereof. To the extent the Second Tranche Outside Date is extended pursuant to this Section 3.03(b), all references to the Second Tranche Outside Date in this Agreement shall mean the Second Tranche Outside Date as extended.

(i)	Completion of the Issuance of the First Tranche Shares. All First Tranche Conditions shall have been met as of the First Tranche Issuance Date and the issuance of the First Tranche Shares shall have been completed in accordance with the terms of Section 3.03(a).

(ii)	Change of Control. (x) Buyer, AGAE Investment Limited or any other entity designated by Buyer (the “Buyer Entity”) shall have become the legal and beneficial owner of no less than 116,443 shares (subject to the Recapitalization Adjustments), representing 43.55% equity interest of the Target on a fully-diluted basis, as evidenced by updated register of shareholders, share certificates, and such other documents as may be required under applicable Law and satisfactory to Buyer; and (y) the change of directors of the Target to the personnel designated in writing by AGAE Investment Limited or Buyer shall have been duly completed and registered with the applicable Governmental Authority, as evidenced by updated register of directors, and such other documents, including legal opinions, as may be required under applicable Law and satisfactory to Buyer.

(iii)	Conditions Precedent. Each of the conditions set forth in Section 5.01 shall be satisfied (or waived by Buyer in its sole discretion) as of the Second Tranche Issuance Date (with each reference therein to the “Closing Date” being deemed to refer to the Second Tranche Issuance Date for purposes of this Section 3.03(b)(iii)).

(iv)	Officer’s Certificate. Buyer shall have received a certificate of an authorized officer of Seller, dated as of the Second Tranche Issuance Date, certifying that each of the conditions set forth in Section 5.01 (other than any condition that is waived by Buyer pursuant to Section 3.03(b)(iii)) is satisfied as of the Second Tranche Issuance Date (with each reference therein to the “Closing Date” being deemed to refer to the Second Tranche Issuance Date).

If the Second Tranche Conditions remain unsatisfied at the Second Tranche Outside Date, then, notwithstanding anything to the contrary in this Agreement, (x) the First Tranche Shares shall constitute the sole and complete consideration for the Purchased Rights and the performance of all of Seller’s obligations hereunder, (y) all Buyer’s obligations to issue the Second Tranche Shares and the Third Tranche Shares shall terminate automatically and immediately without any further action by any Party, and (z) the transactions contemplated by this Agreement shall be deemed fully consummated and Buyer shall be entitled to independently assert and enforce, in its own name and for its own account, all outstanding rights, claims, and remedies under the Purchased Rights.

(c)	Third Tranche. Buyer shall issue to Seller 52,260,000 Consideration Shares (subject to the Recapitalization Adjustments), representing 30% of the aggregate Consideration Shares (the “Third Tranche Shares”) within the Third Tranche Outside Date, subject to the satisfaction (or waiver by Buyer) of the following conditions (the “Third Tranche Conditions”, and together with the First Tranche Conditions and Second Tranche Conditions, collectively, the “Tranche Conditions”) as of the date of the issuance of the Third Tranche Shares (the “Third Tranche Issuance Date”). For purposes of this Agreement, the “Third Tranche Outside Date” shall mean the date that is three (3) months following the Second Tranche Issuance Date, which may be extended by an additional three (3) months in Buyer’s sole discretion. Such extension shall be requested by Seller to Buyer in writing, may be requested only once, and shall become effective only upon Buyer’s written confirmation thereof. To the extent the Third Tranche Outside Date is extended pursuant to this Section 3.03(c), all references to the Third Tranche Outside Date in this Agreement shall mean the Third Tranche Outside Date as extended.

(i)	Completion of the Issuance of the Second Tranche Shares. All Second Tranche Conditions shall have been met as of the Second Tranche Issuance Date and the issuance of the Second Tranche Shares shall have been completed in accordance with the terms of Section 3.03(b).

(ii)	Change of Control. (x) Buyer shall have determined, in consultation with its independent registered public accounting firm, that the financial statements of the Target Group are consolidatable into Buyer’s consolidated financial statements in accordance with U.S. generally accepted accounting principles; (y) Buyer or the Buyer Entity shall have become the legal and beneficial owner of 100% of the issued and outstanding equity interests of each of the Target’s Subsidiaries, and the change of directors and senior management of each of the Target’s Subsidiaries to the persons designated in writing by Buyer or the Buyer Entity shall have been duly completed and registered with the applicable Governmental Authority, in each case as evidenced by updated shareholder registers, director registers, other corporate registers, filings, and such other documents, including legal opinions, as may be required under applicable Law and satisfactory to Buyer, and the existing directors and senior management identified in Clause 1.2.5 of the Debt-to-Equity Agreement (or any subsequent slate) shall have duly resigned in writing from their positions in each Regional Subsidiary, with such resignations effective no later than the date of registration of the new directors and senior management; and (z) The Three Properties shall have been duly transferred to Buyer or the Buyer Entity pursuant to the applicable Law, free and clear of all Encumbrances, and the transfers shall have been duly registered with the applicable land or property registry, with title insurance commitments (or local equivalents) acceptable to Buyer in place.

(iii)	Closing of Minority Share Transactions. The closing of the transactions contemplated by the Minority Share Purchase Agreements shall have occurred.

(iv)	Conditions Precedent. Each of the conditions set forth in Section 5.01 shall be satisfied (or waived by Buyer in its sole discretion) as of the Third Tranche Issuance Date (with each reference therein to the “Closing Date” being deemed to refer to the Third Tranche Issuance Date for purposes of this Section 3.03(c)(iv)).

(v)	Officer’s Certificate. Buyer shall have received a certificate of an authorized officer of Seller, dated as of the Third Tranche Issuance Date, certifying that each of the conditions set forth in Section 5.01 (other than any condition that is waived by Buyer pursuant to Section 3.03(c)(iv)) is satisfied as of the Third Tranche Issuance Date (with each reference therein to the “Closing Date” being deemed to refer to the Third Tranche Issuance Date).

If the Third Tranche Conditions remain unsatisfied at the Third Tranche Outside Date, then, notwithstanding anything to the contrary in this Agreement, (x) the First Tranche Shares and Second Tranche Shares shall constitute the sole and complete consideration for the Purchased Rights and the performance of all of Seller’s obligations hereunder, (y) all Buyer’s obligations to issue the Third Tranche Shares shall terminate automatically and immediately without any further action by any Party, and (z) the transactions contemplated by this Agreement shall be deemed fully consummated and Buyer shall be entitled to independently assert and enforce, in its own name and for its own account, all outstanding rights, claims, and remedies under the Purchased Rights.

(d)	Seller hereby directs Buyer to issue any Consideration Shares issuable hereunder as follows: (i) fifty percent (50%) of such Consideration Shares to Seller; and (ii) fifty percent (50%) of such Consideration Shares to Dece. Buyer’s issuance of the Consideration Shares in accordance with such allocation shall constitute full and complete satisfaction of Buyer’s obligation to issue the Consideration Shares to Seller under this Agreement. Buyer shall have no liability whatsoever with respect to any dispute, claim, or proceeding among Seller, Dece, or any of their respective Affiliates arising out of or relating to the allocation of the Consideration Shares, and Seller shall indemnify and hold harmless Buyer from and against any Losses arising therefrom. Seller acknowledges that this Agreement contains obligations of Seller with respect to the Consideration Shares, including transfer restrictions, lock-up provisions, and other covenants. With respect to any Consideration Shares issued to Dece or any other Person permitted pursuant to this Agreement, Seller shall be responsible for ensuring such Person’s compliance with all such obligations, and Seller shall remain fully liable to Buyer for any breach thereof as if such Consideration Shares were held by Seller. The obligations and liabilities of Seller under this Agreement shall also be the joint and several obligations and liabilities of each of Seller, Dece and the Designee (as defined below).

Seller may submit a written request to Buyer at least fifteen (15) Business Days prior to the applicable First Tranche Issuance Date, Second Tranche Issuance Date, or Third Tranche Issuance Date, as applicable, to designate one additional designee (the “Designee”) to receive any or all portion of the Consideration Shares otherwise issuable to Seller or Dece hereunder; provided that (x) the Designee shall execute a joinder to this Agreement in a form reasonably satisfactory to Buyer (which joinder shall at least include the same representations and covenants to which Dece is subject under this Agreement), and (y) Buyer and its transfer agent shall have received all documents and information, including but not limited to all tax forms, required to issue Consideration Shares to the Designee, which requirements shall be determined by Buyer and its transfer agent in their sole discretion. In the absence of a valid designation in accordance with this paragraph, the Consideration Shares shall be issued pursuant to the allocation set forth in the preceding paragraph of this Section 3.03(d).

Section 3.04 Issuance Mechanics; Unregistered Securities.

Each issuance of Consideration Shares shall be effected by delivery to Seller (or its designated Affiliate) of a book-entry credit to an account maintained at Buyer’s transfer agent.

(a)	Unregistered Securities. The Consideration Shares will not, as of the applicable issuance date, be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction. The Consideration Shares are being issued in reliance upon one or more exemptions from registration under the Securities Act and applicable state securities laws, including, without limitation, Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder and/or Regulation S.

(b)	No Registration Rights. Each of Seller and Dece acknowledges and agrees that Buyer is under no obligation to register the Consideration Shares under the Securities Act or any state securities law. Buyer shall have no obligation to file any registration statement with the SEC or any state securities commission covering the resale of the Consideration Shares.

(c)	Resale Restrictions. Each of Seller and Dece acknowledges and agrees that the Consideration Shares may not be sold, transferred, pledged, hypothecated, or otherwise disposed of except (i) pursuant to an effective registration statement under the Securities Act, (ii) pursuant to an available exemption from registration under the Securities Act (including Rule 144 promulgated thereunder, if available), or (iii) in a transaction not subject to the registration requirements of the Securities Act. Prior to any transfer of the Consideration Shares (other than pursuant to an effective registration statement), Buyer may require the transferor to provide Buyer with an opinion of counsel, in form and substance reasonably satisfactory to Buyer, to the effect that such transfer does not require registration under the Securities Act. Seller agrees that any sale of the Consideration Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and if Rule 144 is not applicable, any resale of the Consideration Shares may require compliance with some other exemption under the Securities Act.

(d)	Restrictive Legend. Each certificate or book-entry notation representing Consideration Shares shall bear (or be subject to a notation in Buyer’s transfer agent’s records indicating) a restrictive legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (INCLUDING RULE 144 PROMULGATED THEREUNDER, IF AVAILABLE), OR (C) IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THESE SECURITIES MAY BE REQUIRED TO DELIVER TO THE COMPANY AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

Buyer may impose stop-transfer instructions with respect to any Consideration Shares until the legend (or notation) is removed in accordance with applicable Law.

Section 3.05 Lock-Up

Without limiting Section 3.04, each of Seller and Dece agrees that:

(a)	First Tranche Lock-Up. With respect to the First Tranche Shares, during the period commencing on the First Tranche Issuance Date and ending on the date that is twelve (12) months following the First Tranche Issuance Date, such party shall not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise transfer or dispose of any First Tranche Shares, or enter into any swap, hedge, or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of such First Tranche Shares, whether any such transaction is to be settled by delivery of shares, other securities, cash, or otherwise, without the prior written consent of Buyer, which may be withheld in Buyer’s sole discretion;

(b)	Second Tranche Lock-Up. With respect to the Second Tranche Shares, during the period commencing on the Second Tranche Issuance Date and ending on the date that is twenty-four (24) months following the Second Tranche Issuance Date, such party shall not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise transfer or dispose of any Second Tranche Shares, or enter into any swap, hedge, or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of such Second Tranche Shares, whether any such transaction is to be settled by delivery of shares, other securities, cash, or otherwise, without the prior written consent of Buyer, which may be withheld in Buyer’s sole discretion; and

(c)	Third Tranche Lock-Up. With respect to the Third Tranche Shares, during the period commencing on the Third Tranche Issuance Date and ending on the date that is thirty-six (36) months following the Third Tranche Issuance Date, such party shall not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise transfer or dispose of any Third Tranche Shares, or enter into any swap, hedge, or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of such Third Tranche Shares, whether any such transaction is to be settled by delivery of shares, other securities, cash, or otherwise, without the prior written consent of Buyer, which may be withheld in Buyer’s sole discretion.

Section 3.06 Taxes; Withholding.

Each party shall be solely responsible for the payment of all Taxes imposed on or with respect to such party’s income, gains, or receipts arising from or in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Seller shall be solely responsible for any income, capital gains, or other Tax imposed on Seller in respect of the receipt of the Consideration Shares or the sale or disposition of the Purchased Rights.

Notwithstanding any other provision of this Agreement, Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from any amount payable or deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable Tax Law, as determined by Buyer or such applicable withholding agent in good faith. To the extent that any amounts are so deducted or withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid or delivered to the Person in respect of whom such deduction or withholding was made; provided, however, to the extent permitted by the applicable Law, Buyer shall cooperate in good faith with Seller to minimize or eliminate such withholding, including by providing Seller the opportunity to provide additional documentation that such withholding is not required under applicable Law; provided further, however, that Buyer and its transfer agent shall have no obligation to accept any such additional documentation, and the final determination as to whether any withholding is required shall be made by Buyer and its transfer agent in good faith and in accordance with applicable Law.

Prior to the issuance of each tranche of Consideration Shares, each of Seller and Dece shall deliver to Buyer a duly completed and executed IRS Form W-9 or the applicable IRS Form W-8 (or any successor form), as appropriate, together with any required attachments, and shall update such form promptly upon the occurrence of any event that renders such form inaccurate or unreliable. Each of Seller and Dece agrees to provide such additional tax forms, certifications, and information as Buyer may reasonably request in order to determine the appropriate withholding treatment of any payment or delivery under this Agreement.

ARTICLE IV

Closing

Section 4.01 Closing Generally.

The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures in accordance with this Article IV. All actions taken and documents delivered at the Closing shall be deemed to have occurred simultaneously as of 8:00 a.m., Pacific Time on the Closing Date, and no action shall be deemed to have been taken nor any document delivered until all actions have been taken and all required documents have been delivered.

Section 4.02 Timing.

Subject to the satisfaction or waiver of all of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall occur no later than ten (10) Business Days after the date on which all conditions set forth in Article V have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or on such other date as Buyer and Seller mutually agree in writing.

Section 4.03 Seller’s Closing Deliverables.

At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a)	a duly executed counterpart of each Transaction Document to which Seller is a party;

(b)	a certificate of an authorized officer of Seller, dated as of the Closing Date, certifying the effect set forth in Sections 5.01(f), 5.01(g) and 5.01(i);

(c)	evidence reasonably satisfactory to Buyer of the receipt of all Approvals required to be obtained by Seller prior to the Closing;

(d)	such other certificates, instruments, and documents as Buyer may reasonably request prior to the Closing Date to carry out the intent and purposes of this Agreement.

Section 4.04 Buyer Closing Deliverables.

At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Seller (a) a duly executed counterpart of each Transaction Document to which Buyer is a party, and (b) a certificate of an authorized officer of Buyer, dated as of the Closing Date, certifying the effect set forth in Section 5.02(b). For the avoidance of doubt, to the extent the Closing has occurred, the Consideration Shares shall be issued in accordance with Section 3.03 following satisfaction of the conditions set forth therein, and no Consideration Shares shall be deliverable at Closing.

ARTICLE V

Conditions Precedent

Section 5.01 Conditions to Buyer’s Obligations.

The obligation of Buyer to consummate the Closing is subject to the satisfaction (or waiver by Buyer in its sole discretion) of each of the following conditions (collectively, the “Conditions Precedent”) as of the Closing Date:

(a)	Buyer Shareholder Approval. The shareholders of Buyer shall have duly approved the transactions contemplated by this Agreement, including the issuance of the Consideration Shares.

(b)	Approvals; Consents; Clearances (U.S. and Non-U.S.). All U.S. and non-U.S. Approvals required to consummate the transactions contemplated by this Agreement, including without limitation, all Approvals required under the Outbound Investment Rules, Sanctions Laws, the EAR, the ITAR, and any other applicable U.S. trade control Laws, shall have been obtained and shall remain in full force and effect (collectively, the “Reverse CFIUS and Trade Control Approval”).

(c)	HSR/Antitrust (if applicable). If the transactions contemplated by this Agreement are subject to the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, and any required approvals under any other applicable antitrust or competition laws shall have been obtained (the “HSR Clearance”).

(d)	No Restraint. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, or entered any Governmental Order, law, rule, or regulation that is in effect and that restrains, enjoins, or otherwise prohibits the consummation of the transactions contemplated by this Agreement, and no Action shall be pending before any Governmental Authority of competent jurisdiction seeking to restrain or prohibit the consummation of such transactions.

(e)	Seller’s Deliverables. Seller shall have delivered to Buyer all items required to be delivered by it pursuant to Section 4.03.

(f)	No Seller Default Under Debt-to-Equity Agreement; No Adverse Change to Purchased Rights. (i) Seller shall not be in breach of or default under the Debt-to-Equity Agreement; and (ii) there shall not have occurred any event, circumstance, development, change, or effect that has adversely affected, or would reasonably be expected to adversely affect, Seller’s rights under the Debt-to-Equity Agreement or the validity, enforceability, priority, or value of the Purchased Rights.

(g)	No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any event, circumstance, development, change, or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)	Confirmations from D2E Counterparties. Each Target Company Party and each other member of “Party B” under the Debt-to-Equity Agreement shall have delivered to Buyer a written acknowledgment, in form and substance reasonably satisfactory to Buyer, (i) confirming the assignment of the Purchased Rights from Seller to Buyer (or its designee), (ii) acknowledging the Existing D2E Breach and the full force and effect of the Debt-to-Equity Agreement and each Background Agreement and Ancillary Document, (iii) confirming the absence of, and irrevocably waiving, any defense, counterclaim, right of rescission, right of recoupment, right of setoff, or other reduction, offset, or affirmative defense (whether legal or equitable) to the Purchased Rights or to any obligation owed to Seller (or, upon assignment, to Buyer or its designee) under the Debt-to-Equity Agreement, and (iv) confirming that no waiver, release, forbearance, standstill, settlement, or compromise has been granted in respect of the Existing D2E Breach or any liabilities or remedies arising therefrom.

(i)	Bring-Down of Seller’s Representations. The Fundamental Seller Representations (Sections 6.01, 6.02, 6.03, 6.07, 6.10, 6A.01, 6A.02, 6A.03 and 6A.09) shall be true and correct in all respects as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to another date, in which case such representation or warranty shall be true and correct in all respects as of such date). Each of the other representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect or knowledge, true and correct in all respects after giving effect to such qualification or knowledge) as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to another date, in which case such representation or warranty shall be true and correct as of such date). Seller shall and Seller shall cause the Target Company to have performed and complied in all material respects with all covenants and obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(j)	Audited Financial Statements of the Target. Buyer shall have received audited financial statements of the Target and its consolidated subsidiaries for each of the two most recently completed fiscal years and any required interim periods, prepared in accordance with U.S. generally accepted accounting principles (or, if reconciled to U.S. GAAP, International Financial Reporting Standards) and audited by an independent registered public accounting firm registered with the Public Company Accounting Oversight Board, in each case in form and substance sufficient to satisfy Buyer’s reporting obligations under Rule 3-05 of Regulation S-X, Item 9.01 of Form 8-K, and Item 14 of Schedule 14A, together with a consent from such accounting firm to the inclusion or incorporation by reference of its report in Buyer’s filings under the Securities Act and the Securities Exchange Act of 1934, as amended (such financial statements, the “Audited Financial Statements”).

(k)	Accounting Opinion. Buyer shall have received an opinion issued by ZH CPA LLC (or such other accounting firm as Buyer may designate) (the “Accounting Opinion”) regarding the accounting and financing condition of the Target Group, in form and substance satisfactory to Buyer in its reasonable discretion. The Accounting Opinion shall be an unqualified opinion confirming that (i) the Financial Statements (as defined below) present fairly, in all material respects, the financial position, results of operations, and cash flows of the Target Group in accordance with GAAP applied on a consistent basis, (ii) that the Financial Statements have been prepared from, and are consistent with, the books and records of the Target Group, and (iii) the absence of any material weaknesses or significant deficiencies in the Target Group’s internal controls over financial reporting.

Section 5.02 Conditions to Seller’s Obligations.

The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller in its sole discretion) of each of the following conditions as of the Closing Date:

(a)	Buyer’s Deliverables. Buyer shall have delivered to Seller all items required to be delivered by Buyer pursuant to Section 4.04; and
(b)	Bring-Down of Buyer’s Representations. The Fundamental Buyer Representations (Sections 7.01 and 7.03) shall be true and correct in all respects as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to a specific date, in which case such representation or warranty shall be true and correct in all respects as of such date). Each of the other representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date). Buyer shall have performed and complied in all material respects with all covenants and obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

ARTICLE VI

Representations and Warranties of Seller

Seller represents and warrants to Buyer, as of the date hereof, the Closing Date, and if applicable, the First Tranche Issuance Date, the Second Tranche Issuance Date and the Third Tranche Issuance Date (or, if a representation or warranty is made as of a specific date, as of such date), as follows:

Section 6.01 Organization; Authority.

Seller is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its formation or organization, and has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 6.02 Due Authorization; Enforceability.

The execution, delivery and performance by Seller of this Agreement and each Ancillary Document to which Seller is a party have been duly authorized by all necessary action on the part of Seller. This Agreement has been, and each Ancillary Document to which Seller is a party will be at or prior to the Closing, duly executed and delivered by Seller. This Agreement constitutes, and each other Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Enforceability Exceptions.

Section 6.03 Title to Purchased Rights; No Encumbrances.

With respect to the Purchased Rights being sold by Seller hereunder:

(a)	Seller is the record and beneficial owner of the Purchased Rights, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable securities Laws).

(b)	Seller has not granted any option, warrant, preemptive right, right of first refusal, right of first offer or other right to any Person with respect to any Purchased Rights.

(c)	At the Closing, Buyer will acquire good, valid and marketable title to such Purchased Rights, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable securities Laws and Encumbrances created by Buyer).

(d)	Seller has not entered into any agreement, understanding or arrangement, oral or written, to, directly or indirectly, sell, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber any Purchased Rights other than pursuant to this Agreement.

Section 6.04 Sufficiency of Purchased Records.

The Purchased Records delivered or to be delivered by Seller to Buyer pursuant to this Agreement constitute all material books, records, documents and information in Seller’s possession, custody or control that relate to the Purchased Rights or the transactions evidenced thereby.

Section 6.05 No Conflicts; Consents.

Except as set forth on Schedule 6.05, the execution, delivery and performance by Seller of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of the organizational documents of Seller; (b) conflict with or result in a violation or breach of any Law or Governmental Order applicable to Seller or any of Target Company Parties or their respective assets; or (c) require Approval by or filing with, or other action by, any Person or result in a violation or breach of, or constitute a default under, or result in the acceleration, cancellation, termination or modification of, any Contract to which Seller or Target Company Parties is a party or by which Seller or Target Company Parties or their respective assets are bound, except in the case of (b) or (c), the failure of which, individually or in the aggregate, would not reasonably be expected to be material to Seller or adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 6.06 Governmental Authorization; Approvals.

Except the HSR Clearance, the Reverse CFIUS, and Trade Control Approval and the SEC’s approval, no Approval by or with any Governmental Authority is required in connection with the execution, delivery and performance by Seller of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby.

Section 6.07 Debt-to-Equity Agreement; Ancillary Documents.

With respect to the Debt-to-Equity Agreement, each Background Agreement, and each Ancillary Document to which Seller or any Target Company Party is a party:

(a)	Documents. Seller has provided Buyer with a true, complete, and correct copy of the Debt-to-Equity Agreement, each Background Agreement, and each Ancillary Document, in each case including all amendments, restatements, supplements, and waivers thereto. No amendment, restatement, supplement, or waiver has been made to any such agreement other than as so disclosed and provided to Buyer.

(b)	Validity. The Debt-to-Equity Agreement, each Background Agreement, and each Ancillary Document constitute the legal, valid, and binding obligations of the parties thereto, enforceable in accordance with their respective terms (subject to the Enforceability Exceptions), and are in full force and effect. No party to any such agreement has asserted, or to the knowledge of Seller has any basis to assert, any defense to, or any claim of invalidity, illegality, or unenforceability of, any such agreement.

(c)	No Default. Unless otherwise set forth on Schedule 6.07(c), no event has occurred and no condition exists that constitutes, or with the giving of notice or passage of time or both would constitute, a breach or default by any party under the Debt-to-Equity Agreement, any Background Agreement, or any Ancillary Document. No party has given or received any notice of breach, default, termination, or repudiation in respect of any such agreement.

(d)	Chain of Title. Without limiting Sections 6.03 and 6.05, Seller has good, valid and marketable title to all of the Purchased Rights, free and clear of all Encumbrances. Seller acquired such Purchased Rights through the chain of agreements identified as the Background Agreements (including the Frame Purchase Contract dated August 10, 2013; the Termination Agreement dated July 26, 2023; the Debt Joinder and Repayment Agreement dated August 11, 2023; the Debts Offset Agreement dated September 18, 2023 (the “Debts Offset Agreement”); the Confirmation Agreement dated November 30, 2023; the Stock Pledge Agreement dated February 16, 2024; [DACA]; and the Letter of Undertaking delivered by Singmeng, dated March 1, 2026 (the “Letter of Undertaking”)) and the Debt-to-Equity Agreement dated January 6, 2025, and each such transfer, assignment, and acquisition was duly authorized, validly executed, and effective in accordance with applicable Law and the terms of the relevant agreement. There is no pending or, to the knowledge of Seller, threatened Action by any Person (including, without limitation, Singmeng, any creditor of any Target Company Party, China Export & Credit Insurance Corporation, or any other lender, secured party, or counterparty under any Background Agreement) (i) challenging the validity or effectiveness of any of the Background Agreements or the Debt-to-Equity Agreement, (ii) asserting any right, title, claim, lien, security interest, or other interest in or to the Purchased Rights, or (iii) seeking to rescind, set aside, recharacterize, or invalidate any transfer, assignment, or pledge contemplated by any of the Background Agreements or the Debt-to-Equity Agreement.

(e)	Singmeng Debt. The U.S.$82,775,805.82 debt claim originally arising under the Frame Purchase Contract was duly and validly assigned by Cambodian Singmeng Telemedia Co., Ltd. to Seller pursuant to the Debts Offset Agreement, [DACA], and the Letter of Undertaking, free and clear of all Encumbrances and counterclaims. Singmeng has no continuing right, title, claim, or interest in or to such debt or in or to the Purchased Rights. All consideration owed by Seller to Singmeng in connection with such assignment has been paid in full, and Seller has no continuing payment obligation, contingent obligation, or indemnification obligation to Singmeng.

(f)	No Competing Encumbrances. No Person other than Seller (or the applicable Target Company Party in respect of property held by such Target Company Party) has any pledge, charge, security interest, lien, mortgage, hypothecation, assignment, deposit arrangement, encumbrance, claim, or right of any kind, whether perfected or not, in or to the Purchased Rights or any of the underlying equity interests, assets, or contractual rights to which the Purchased Rights relate. Without limiting the foregoing:

(i) no bank or other lender (including, without limitation, China Export & Credit Insurance Corporation referenced in Article 2.3(3) of the Debt-to-Equity Agreement) holds any security interest, pledge, or other Encumbrance in or to (A) the Purchased Rights, (B) the equity interests of any member of the Target Group, or (C) any material asset of any Target Company Party or any member of the Target Group;

(ii) no Encumbrance over the equity interests of CFOCN, MFOCN, or PFOCN, or over the assets of any member of the Target Group, securing any indebtedness of any Target Company Party or any member of the Target Group (including any indebtedness of CFOCN referenced in the recitals to the Debt-to-Equity Agreement) is outstanding or, if outstanding, has been duly disclosed in writing to Buyer and is set forth on Schedule 6.07(f); and

(iii) any Encumbrance set forth on Schedule 6.07(f) shall be released and discharged at or prior to the time it would otherwise impair Buyer’s exercise of the Purchased Rights, with such release and discharge evidenced by documentation reasonably satisfactory to Buyer.

(g)	Pledge and Entrustment Registrations. Except as set forth on Schedule 6.07(g), all registrations, filings, notations, and other procedural steps required under applicable Law to validly create, perfect, and maintain the priority of (i) the pledges, charges, and other security interests granted in favor of Seller under the Background Agreements (including the Stock Pledge Agreement) and the Debt-to-Equity Agreement, and (ii) the entrustment, proxy, and management arrangements under Article 1.3 of the Debt-to-Equity Agreement, have been duly completed and remain in full force and effect. No such registration, filing, notation, or arrangement has been challenged, suspended, terminated, or revoked.

(h)	Performance Status. As of the date of this Agreement, Seller has not received, any payment, equity transfer, asset transfer, or other performance in respect of the Payable Debts (as defined in the Debt-to-Equity Agreement) or any other obligation under the Debt-to-Equity Agreement, and the Payable Debts (including all liquidated damages accrued thereunder) remain outstanding and unsatisfied in full. Schedule 6.07(h) sets forth (A) the principal amount, accrued liquidated damages, and other amounts outstanding under the Debt-to-Equity Agreement as of the date of this Agreement, and (B) a true and complete description of any partial performance by any Target Company Party.

(i)	No Side Agreements. There exists no agreement, arrangement, or understanding (whether written or oral) between Seller and any Target Company Party (or any Affiliate of any Target Company Party) that modifies, amends, supplements, waives, or otherwise affects any of the rights or obligations under the Debt-to-Equity Agreement or any Background Agreement, other than the Debt-to-Equity Agreement, the Background Agreements, and any Ancillary Document, in each case as previously disclosed and provided to Buyer.

(j)	Existing Breach; Preservation of Remedies. Seller acknowledges and agrees that one or more Target Company Parties have failed to deliver the shares, equity interests, properties and other assets required to be delivered under the Debt-to-Equity Agreement on or before the deadlines set forth therein (including the March 31, 2025 deadline) (collectively, the “Existing D2E Breach”). Notwithstanding the Existing D2E Breach, (i) the Debt-to-Equity Agreement and each Background Agreement and Ancillary Document remain in full force and effect and are fully enforceable against the Target Company Parties in accordance with their respective terms (subject to the Enforceability Exceptions), (ii) all rights, claims, remedies, and entitlements of Seller (and, upon assignment, of Buyer or its designee) arising out of or in connection with the Existing D2E Breach (including all rights to specific performance, liquidated damages, default interest, penalties, acceleration, liquidation, receivership, priority payment and other remedies) have been fully preserved and are included in, and assignable as part of, the Purchased Rights, (iii) no Target Company Party (and, to the knowledge of Seller, no other Person) has any defense, counterclaim, right of rescission, right of recoupment, right of setoff, or other reduction, offset, or affirmative defense to any such right, claim, or remedy, and (iv) no waiver, release, forbearance, standstill, settlement, or compromise (whether written or oral, express or implied) has been granted by Seller or any of its Affiliates with respect to the Existing D2E Breach or any liabilities, damages, or remedies arising therefrom.

Section 6.08 Litigation.

There is no Action pending or, to Seller’s knowledge, threatened against Seller that relates to or would reasonably be expected to affect the Purchased Rights or Seller’s ability to perform its obligations under this Agreement or any Ancillary Document to which it is a party or to consummate the transactions contemplated hereby or thereby. There is no Governmental Order outstanding against Seller that relates to or would reasonably be expected to affect the Purchased Rights.

Section 6.09 Compliance with Laws.

Seller is, and at all relevant times has been, in compliance in all material respects with all Laws applicable to the ownership, transfer and disposition of the Purchased Rights. Seller has not received any written notice from any Governmental Authority alleging any violation of, or failure to comply with, any such Law.

Section 6.10 Brokers.

No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, commission or other similar fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, other than fees for which Seller is solely responsible.

Section 6.11 Full Disclosure.

No representation or warranty made by Seller in this Agreement or any Ancillary Document, and no certificate, schedule, exhibit or other document furnished or to be furnished by or on behalf of Seller pursuant to this Agreement or any Ancillary Document, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

Section 6.12 Investment Representations.

Seller acknowledges and agrees that the Consideration Shares have not been registered under the Securities Act or any state or foreign securities laws, and are being issued in reliance upon exemptions from registration thereunder. In connection therewith, Seller represents and warrants that:

(a) Seller is acquiring the Consideration Shares for its own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or any applicable state or foreign securities laws.

(b) Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(c) (i) Seller is not a “U.S. person” as defined in Rule 902(k) of Regulation S promulgated under the Securities Act. Seller is not acquiring the Consideration Shares for the account or benefit of any U.S. person. (ii) The offer to acquire the Consideration Shares was made to Seller, and Seller’s decision to acquire the Consideration Shares was made, outside the United States (within the meaning of Regulation S). At the time of the execution of this Agreement and at the time the buy order for the Consideration Shares was originated, Seller is outside the United States. (iii) Seller is not acquiring the Consideration Shares as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Rule 902(c) of Regulation S) in the United States with respect to the Consideration Shares, including any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the Consideration Shares.

(d) Seller has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Consideration Shares.

(e) Seller has had the opportunity to ask questions of and receive answers from Buyer concerning the terms and conditions of the offering of the Consideration Shares and the business, financial condition and prospects of Buyer.

(f) Seller understands that there is no established public market for the Consideration Shares and that there can be no assurance that a public market will develop.

(g) Seller understands that the Consideration Shares will bear a legend restricting their transfer and that stop-transfer instructions will be placed against transfer of the certificates evidencing the Consideration Shares.

References to “Seller” in the foregoing (a) through (g) shall mean each of Seller and Dece.

Article VI-A

Representations and Warranties of Seller on Target Company Parties

The Seller represents and warrants to Buyer, as of the date hereof, the Closing Date and if applicable, the First Tranche Issuance Date, the Second Tranche Issuance Date and the Third Tranche Issuance Date (or, if a representation or warranty is made as of a specific date, as of such date), as follows:

Section 6A.01 Target Capitalization; Purchased Rights.

(a)	Capitalization of Target. The authorized share capital of the Target consists solely of 267,380 shares of ordinary stock, of which 267,380 shares are issued and outstanding as of the date hereof. All issued and outstanding equity interests of the Target have been duly authorized and validly issued, are fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights. There are no outstanding (i) options, warrants, calls, puts, rights, commitments, convertible securities, or other securities or instruments of any kind convertible into or exchangeable or exercisable for equity interests of the Target, (ii) voting agreements, voting trusts, or other similar instruments or arrangements with respect to the equity interests of the Target, (iii) phantom stock, stock appreciation rights, profit participation rights, or other similar rights with respect to the Target, or (iv) agreements or understandings with respect to the issuance, sale, transfer, registration, voting, or redemption of any equity interests of the Target, or other rights to purchase or acquire from the Target or any other Person any equity interests in the Target, and (v) there are no other agreements, arrangements, or understandings that would result in the issuance of additional equity interests in the Target or otherwise dilute or reduce Buyer’s percentage ownership upon exercise of the Purchased Rights.

(b)	Purchased Rights. Seller is the record and beneficial owner of the Purchased Rights, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable securities Laws). Upon exercise of the Purchased Rights in accordance with the Debt-to-Equity Agreement and this Agreement, the Buyer Entity shall become the record and beneficial owner of no less than 45.33% of the equity interests of the Target on a fully-diluted basis, free and clear of all Encumbrances (other than Encumbrances created by Buyer).

Section 6A.02 Subsidiaries, Joint Ventures.

(a)	Subsidiaries. Schedule 6A.02 sets forth a true, correct, and complete list of each Subsidiary of the Target, including (i) the jurisdiction of organization of each such Subsidiary, (ii) the type of entity and form of organization of each such Subsidiary, (iii) the record and beneficial owner(s) and percentage ownership interest held in each such Subsidiary. Each such Subsidiary is duly organized, validly existing, and in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its formation or organization, and has all requisite power and authority to own, lease, and operate its properties and to carry on its business as presently conducted. All of the outstanding equity interests in each such Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable (or the equivalent thereof under applicable Law), and are owned, directly or indirectly, by the Target free and clear of all Encumbrances (other than restrictions on transfer arising under applicable securities Laws and Encumbrances that will be released at or prior to the Closing). There are no outstanding (i) options, warrants, calls, puts, rights, commitments, convertible securities, or other securities or instruments of any kind convertible into or exchangeable or exercisable for equity interests of each such Subsidiary, (ii) voting agreements, voting trusts, or other similar instruments or arrangements with respect to the equity interests of each such Subsidiary, (iii) phantom stock, stock appreciation rights, profit participation rights, or other similar rights with respect to each such Subsidiary, or (iv) agreements or understandings with respect to the issuance, sale, transfer, registration, voting, or redemption of any equity interests of each such Subsidiary, or other rights to purchase or acquire from the Target or any other Person any equity interests in each such Subsidiary, and (v) there are no other agreements, arrangements, or understandings that would result in the issuance of additional equity interests in each such Subsidiary or otherwise dilute or reduce Target’s percentage ownership of each such Subsidiary.

(b)	No Joint Ventures or Minority Interests. Neither the Target nor any of its Subsidiaries (i) owns, directly or indirectly, any equity interest or other ownership interest in, or any interest convertible into or exchangeable or exercisable for any equity or ownership interest in, any other Person (other than the Subsidiaries listed on Schedule 6A.02), or (ii) is a party to, a member of, or a participant in any joint venture, partnership, strategic alliance, or similar arrangement or agreement with any other Person involving a sharing of profits, losses, costs, liabilities, or obligations. Neither the Target nor any of its Subsidiaries has any obligation, contingent or otherwise, to make any investment in, or provide funds or make any loan or capital contribution to, any other Person. (other than the Subsidiaries listed on Schedule 6A.02).

Section 6A.03 Three Properties.

(a)	Huang Xinglong has good, valid and marketable fee simple title to each of the Three Properties, free and clear of all Encumbrances.

(b)	There is no pending or, to the knowledge of Seller, threatened (i) Action affecting title to or use of such property, (ii) condemnation, eminent domain, expropriation, requisition, or similar proceeding affecting such property, (iii) foreclosure proceeding, mortgagee sale, judicial sale, lis pendens, caveat, zhi ya notation, or other adverse claim or notation registered against such property, or (iv) tax sale, default judgment, or other proceeding that could result in a forced transfer of such property.

(c)	Such property is, and the existing use of such property is, in compliance in all material respects with all applicable zoning laws, land-use restrictions, building codes, and similar Laws of the jurisdiction in which it is located. No notice of violation, non-compliance, or non-conformity has been received by Huang Xinglong or any Target Company Party from any Governmental Authority that has not been fully resolved. Such property is not subject to any pending application or proceeding for rezoning, land-use modification, or compulsory acquisition.

(d)	All real property taxes, levies, assessments, stamp duties, fees, property tax, parcel tax, special assessments, and similar charges due and payable in respect of such property have been paid in full, and there are no outstanding amounts owed to any Governmental Authority in respect of such property. Huang Xinglong has filed all returns and made all declarations required to be filed in respect of such property.

(e)	With respect to the property located at [***], at or prior to the transfer of such property to Buyer (or any entity designated by Buyer), Buyer shall be furnished with a current preliminary title report and an ALTA Owner's Policy of title insurance (or, at Buyer's election, an ALTA Owner's Extended Coverage Policy) issued by a nationally recognized title insurance company, in an amount equal to the fair market value of such property, naming Buyer (or such designated entity) as the insured and showing fee simple title vested in such insured free and clear of all Encumbrances other than the standard exceptions and any Permitted Property Encumbrances. The cost of such title report and title insurance policy shall be borne by Seller.

(f)	No Hazardous Substance has been generated, manufactured, used, stored, treated, disposed of, released, or discharged at, on, under, or from such property in violation of any applicable Environmental Law, and no claim, demand, or proceeding has been asserted or threatened against Huang Xinglong or any Target Company Party with respect to any such matter.

Section 6A.04 Sanctions; Export Controls; Trade Compliance.

(a)	Sanctions. None of Seller, any Target Company Party, any member of the Target Group, or any of their respective directors, officers, employees, agents, or beneficial owners, is (i) a Person identified on the SDN List or any other Restricted Party List, (ii) the government of, or organized, resident, or located in, any Sanctioned Country, or (iii) owned 50% or more, directly or indirectly, individually or in the aggregate, by one or more Sanctioned Persons. The consummation of the transactions contemplated by this Agreement will not result in a violation by Buyer or any of its Affiliates of any Sanctions Laws.

(b)	Myanmar/Burma Sanctions. Without limiting Section 6A.04(a), with respect to the Target Group’s operations in Myanmar (Burma): (i) None of Seller, any Target Company Party, any member of the Target Group, or any of their respective directors, officers, employees, agents, or beneficial owners is, or is owned or controlled by, any Person that is identified on the SDN List or any other Restricted Party List, the Government of Myanmar (Burma) or any agency, instrumentality, or political subdivision thereof, the Myanmar military (Tatmadaw) or any entity owned or controlled by the Myanmar military, a Myanmar state-owned enterprise, or any Person designated pursuant to Executive Order 14014 or the Burma Sanctions Regulations; (ii) None of Seller, any Target Company Party, any member of the Target Group, or any of their respective directors, officers, employees, agents, or beneficial owners has engaged or is engaging in any transaction, dealing, or activity with or involving any such Person, or any transaction that would otherwise violate Executive Order 14014 or the Burma Sanctions Regulations; and (iii) to the knowledge of Seller, no material customer, supplier, contractor, or counterparty of Seller, any Target Company Party, or any member of the Target Group is a Sanctioned Person.

(c)	Export Controls. The Purchased Rights, and the business, products, software, and technology of the Target Group, are not subject to (i) the ITAR in any manner that would require a license, registration, or other authorization for the consummation of the transactions contemplated by this Agreement that has not been obtained, or (ii) any controls under the EAR that would require a license or other authorization for the transactions contemplated by this Agreement that has not been obtained, including any restrictions arising from designation on the Entity List, Military End-User List, or Unverified List.

(d)	Anti-Corruption; AML. None of Seller, any Target Company Party, any member of the Target Group, or any of their respective directors, officers, employees, or agents has, directly or indirectly, (i) used any funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (ii) made any unlawful payment to any Government Official or any other Person in violation of any anti-bribery or anti-corruption Law, or (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery, anti-corruption, or anti-money laundering Law. Each member of the Target Group is in compliance in all material respects with all applicable Sanctions Laws, anti-money laundering Laws, and export control Laws, and has instituted and maintained policies and procedures designed to ensure compliance with such Laws.

(e)	No Violations. None of Seller, any Target Company Party, any member of the Target Group, or any of their respective directors, officers, employees, or agents has received any notice, inquiry, or internal or external allegation concerning any actual or potential violation of any Sanctions Laws, anti-bribery or anti-corruption Laws, anti-money laundering Laws, or export control Laws.

Section 6A.05 Litigation.

There is no Action pending or, to the knowledge of the Seller, threatened against any member of the Target Group that (a) would reasonably be expected to result in Losses to the Target Group in excess of $100,000 individually or $1,000,000 in the aggregate, or (b) seeks injunctive or other equitable relief that would materially restrict the operations of any member of the Target Group. There is no Governmental Order outstanding against any member of the Target Group that would materially restrict the operations or business of any member of the Target Group. There is no action, suit, proceeding or investigation by any member of the Target Group pending or which any member of the Target Group intends to initiate. The foregoing includes, without limitation, Actions involving the prior employment of any of the Target Group’s employees, their services provided in connection with the Target Group’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

Section 6A.06 Intellectual Property.

Each member of the Target Group owns or has the right to use all intellectual property (including patents, trademarks, trade names, service marks, copyrights, trade secrets, domain names, and licenses) that is material to the conduct of its business as currently conducted, free and clear of all Encumbrances (other than non-exclusive licenses granted in the ordinary course of business). To the knowledge of the Seller, (a) no member of the Target Group is infringing, misappropriating, or otherwise violating the intellectual property rights of any third party in any material respect, and (b) no third party is infringing, misappropriating, or otherwise violating the intellectual property rights of any member of the Target Group in any material respect. No Action is pending or, to the knowledge of the Seller, threatened against any member of the Target Group alleging infringement, misappropriation, or other violation of the intellectual property rights of any third party.

Section 6A.07 Compliance with Other Instruments.

No member of the Target Group is in violation or default of (a) any provision of its organizational documents or (b) any term or provision of any material Contract, Governmental Order, or Law applicable to it, except where such violation or default would not, individually or in the aggregate, reasonably be expected to be material to the Target Group, taken as a whole.

Section 6A.08 Affiliate Transactions.

Except as set forth on Schedule 6A.08, no member of the Target Group is a party to any Contract or transaction with (a) any officer, director, or employee of any member of the Target Group or any Affiliate thereof, (b) any holder of more than five percent (5%) of the equity interests of the Target, or (c) any Affiliate or Immediate Family Member of any of the foregoing Persons (each, an “Affiliate Transaction”), other than employment agreements and benefit arrangements entered into in the ordinary course of business on arm’s-length terms.

Section 6A.09 Tangible and Real Property; Sufficiency of Assets.

(a)	Each member of the Target Group has good and valid title to, or a valid leasehold interest in, all tangible personal property and real property used in the conduct of its business, free and clear of all Encumbrances. All such tangible assets are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the uses to which they are being put.

(b)	The members of the Target Group collectively own, lease, license, or otherwise have the legal right to use all assets, properties, rights, and interests (whether real, personal, tangible, or intangible) that are necessary for, or used in, the conduct of the business of the Target Group as currently conducted and as proposed to be conducted (collectively, the “Business Assets”). No Person other than a member of the Target Group owns or has any interest in any of the Business Assets that is material to the business of the Target Group, taken as a whole. Following the Closing, the Target Group will continue to have use of and access to all Business Assets on the same terms and conditions as existed immediately prior to the Closing, and the consummation of the transactions contemplated by this Agreement will not adversely affect the right, title, or interest of any member of the Target Group in or to any of the Business Assets.

Section 6A.10 Financial Statements; No Off-Balance Sheet Liabilities.

(a)	Seller shall cause the Target Company Parties shall have delivered to Buyer within ten (10) Business Days of the date of this Agreement (i) the Audited Financial Statements, and (ii) the unaudited consolidated balance sheet of the Target Group as of the end of the most recently completed fiscal quarter (the “Interim Balance Sheet Date”) and the related unaudited consolidated statements of income and cash flows for the period then ended (collectively, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (x) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except, in the case of the Interim Financial Statements, for normal year-end adjustments and the absence of footnotes), (y) fairly present in all material respects the financial position, results of operations, and cash flows of the Target Group as of the dates and for the periods covered thereby, and (z) have been prepared from, and are consistent with, the books and records of the Target Group.

(b)	No member of the Target Group has any liabilities or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise) that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) as reflected or reserved against in the Financial Statements, (ii) liabilities incurred in the ordinary course of business since the Interim Balance Sheet Date that are not, individually or in the aggregate, material to the Target Group, and (iii) liabilities set forth on Schedule 6A.10.

Section 6A.11 Absence of Certain Changes.

Since the Interim Balance Sheet Date, (a) each member of the Target Group has conducted its business in the ordinary course consistent with past practice, and (b) there has not occurred any event, circumstance, development, change, or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, since the Interim Balance Sheet Date, no member of the Target Group has taken any action that, if taken after the date of this Agreement without Buyer’s consent, would constitute a breach of Section 8.05.

Section 6A.12 Tax Matters.

Each member of the Target Group has (a) timely filed (taking into account any valid extensions) all material Tax returns required to be filed by it with the appropriate Governmental Authority in all jurisdictions in which such Tax returns are required to be filed, and all such Tax returns are true, correct, and complete in all material respects, and (b) timely paid all material Taxes due and owing (whether or not shown on any Tax return). No member of the Target Group is currently the subject of any audit, examination, investigation, or proceeding by any Governmental Authority with respect to Taxes, and no such audit, examination, investigation, or proceeding has been threatened in writing. There are no material Encumbrances for Taxes upon the assets of any member of the Target Group other than Encumbrances for Taxes not yet due and payable.

Section 6A.13 Permits.

Each member of the Target Group holds all Approvals, licenses, permits, franchises, concessions, and authorizations of any Governmental Authority (collectively, “Permits”) that are necessary for the lawful conduct of its business as presently conducted. All such Permits are in full force and effect, no member of the Target Group is in material violation of any such Permit, and no Action is pending or, to the knowledge of the Seller, threatened seeking the revocation, suspension, or limitation of any such Permit.

Section 6A.14 Environmental.

Each member of the Target Group is, and has been, in compliance in all material respects with all applicable Environmental Laws. No member of the Target Group has received any written notice from any Governmental Authority or other Person alleging any violation of, or liability under, any Environmental Law. No Hazardous Substance has been generated, manufactured, used, stored, treated, disposed of, released, or discharged at, on, under, or from any property currently or formerly owned, leased, or operated by any member of the Target Group in violation of any Environmental Law or in a manner that would reasonably be expected to give rise to any material liability under any Environmental Law.

Section 6A.15 Data Privacy.

Each member of the Target Group is, and has been, in compliance with (a) all applicable Laws relating to the collection, use, storage, processing, transfer, disclosure, and protection of personal data and personally identifiable information (collectively, “Privacy Laws”), (b) all privacy policies, terms of use, and contractual obligations of any member of the Target Group relating to the foregoing, and (c) all applicable requirements of any Governmental Authority relating to data protection and cybersecurity. No member of the Target Group has experienced any data security breach, unauthorized access to, or unauthorized disclosure of, personal data or other confidential information in its possession or control. No Action is pending or, to the knowledge of the Seller, threatened against any member of the Target Group alleging any violation of any Privacy Law.

Section 6A.16 Business Description of Target Group.

The statements set forth in Annex B (Business Description of the Target Group) are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6A.17 Full Disclosure.

No representation or warranty made by Seller in this Agreement or any Ancillary Document, and no certificate, schedule, exhibit or other document furnished or to be furnished by or on behalf of Seller pursuant to this Agreement or any Ancillary Document, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VII

Representations and Warranties of Buyer

Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date (or, if a representation or warranty is made as of a specific date, as of such date), as follows:

Section 7.01 Organization; Authority; Enforceability.

Buyer is a corporation duly incorporated and validly existing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Document to which it is a party have been duly authorized by all necessary corporate action on the part of Buyer, other than the approval of Buyer’s shareholders to the extent required under applicable Law, Buyer’s organizational documents, or the rules of any securities exchange on which Buyer’s securities are listed, which approval shall be obtained prior to the Closing; this Agreement has been, and each such Ancillary Document will be at or prior to the Closing, duly executed and delivered by Buyer, and this Agreement constitutes, and each such Ancillary Document when so executed and delivered will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.

Section 7.02 No Conflicts; Consents.

The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of the certificate of incorporation, bylaws, or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any Law or Governmental Order applicable to Buyer or any of its assets; (c) require any Approval by or filing with, or other action by, any Person (other than the approval of Buyer’s shareholders and such other Approval or filing which will be completed on or prior to the Closing), or result in a violation or breach of, or constitute a default under, or result in the acceleration, cancellation, termination or modification of, any Contract to which Buyer is a party or by which Buyer or any of its assets are bound, except for (i) any filings required under applicable securities Laws, (ii) any filings required under the Nasdaq Rules, (iii) any Approvals required under non-U.S. Laws, and (iv) such other filings, permits, licenses, consents, or approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 7.03 Authorization of Shares.

The Consideration Shares, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

Section 7.04 Capitalization.

(a)	As of the date of this Agreement, the authorized capital stock of Buyer consists of 100,000,000 shares of Common Stock, par value $0.0001 per share and 1,000,000 shares of Preferred Stock, par value $0.0001 per share.

(b)	All outstanding shares are duly authorized, validly issued, and fully paid.

Section 7.05 Litigation.

There are no Actions pending or, to Buyer’s knowledge, threatened against Buyer that challenge the validity of this Agreement.

Section 7.06 Exemption from Registration.

Subject to the accuracy of Seller’s and Dece’s representations in this Agreement, the offer and issuance of the Consideration Shares are being made in reliance upon one or more exemptions from registration under the Securities Act and applicable state securities laws, including, without limitation, Section 4(a)(2) of the Securities Act and Regulation D and/or Regulation S promulgated thereunder.

Section 7.07 No Shell Company Status.

As of the date hereof, Buyer is not an issuer identified in Rule 144(i)(1) under the Securities Act.

Section 7.08 No Other Representations or Warranties.

Except for the representations and warranties contained in Article VII, Buyer does not make any other express or implied representation or warranty with respect to itself or the transactions contemplated hereby, and disclaims any other representations or warranties, whether made by Buyer or any of its Affiliates, officers, managers, employees, agents, Representatives or any other Person.

ARTICLE VIII

Covenants

Section 8.01 Cooperation; Notices; Further Assurances.

Each Party shall, and shall cause its Affiliates to, cooperate fully with the other Parties in connection with the consummation of the transactions contemplated by this Agreement. Each Party shall promptly notify the other Parties of any fact, event, or circumstance known to it that would reasonably be expected to (i) prevent or materially delay the consummation of the transactions contemplated hereby or (ii) result in any representation or warranty of such Party contained herein being or becoming untrue or inaccurate in any material respect. Each Party shall, upon request of another Party, execute and deliver such additional documents, instruments, conveyances, and other writings, and take such further actions, as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 8.02 Confidentiality.

Each Party acknowledges that, in connection with the negotiation and consummation of the transactions contemplated by this Agreement, it has received or may receive Confidential Information (as defined below) of the other Parties. Each Party agrees that it shall, and shall cause its Affiliates and Representatives to, hold in strict confidence all Confidential Information received from or relating to any other Party, and shall not, without the prior written consent of such other Party, disclose or use any such Confidential Information for any purpose other than as expressly permitted by this Agreement or as required by applicable Law or Nasdaq Rules; provided, however, that (x) Buyer shall be entitled, without the consent of any other Party and without prior notice (except to the extent reasonably practicable), to make any disclosure that Buyer determines (after consultation with its outside legal counsel) is required or advisable under applicable securities Laws, the rules and regulations of the SEC, or the Nasdaq Rules, including without limitation in connection with any Current Report on Form 8-K, Quarterly Report on Form 10-Q, Annual Report on Form 10-K, proxy statement, prospectus, registration statement, or other filing with the SEC or Nasdaq (collectively, “Required Disclosures”), and (y) in the case of any other disclosure required by applicable Law, the disclosing Party shall provide prompt prior written notice to the other Party to the extent permitted by applicable Law and shall reasonably cooperate with the other Party in seeking a protective order or other appropriate relief (but shall not be required to delay any Required Disclosure). For purposes of this Agreement, “Confidential Information” means all non-public information relating to a Party or its Affiliates, the Purchased Rights, or the terms of this Agreement or any Ancillary Document, but excluding information that (i) is or becomes publicly available other than through a breach of this Section 8.02, (ii) was already known to the receiving Party at the time of its disclosure, (iii) is lawfully obtained by the receiving Party from a third party not under a duty of confidentiality, or (iv) is independently developed by the receiving Party without use of or reference to any Confidential Information.

Section 8.03 Consent to Transfer.

Seller shall cause each Target Company Party irrevocably to consent to the sale, assignment, transfer, and conveyance of all Purchased Rights from Seller to Buyer pursuant to this Agreement, and agrees to recognize Buyer (or its designee) as the sole and exclusive owner and holder of the Purchased Rights, free and clear of all Encumbrances, effective upon the Closing. Seller shall cause each Target Company Party further to agree to perform all of its obligations under the Debt-to-Equity Agreement and any other agreement or instrument giving rise to the Purchased Rights in favor of Buyer (or its designee) as if Buyer had been the original party thereto, and waives any right to object to, challenge, or otherwise impede the transfer of the Purchased Rights or Buyer’s exercise thereof.

Section 8.04 Seller’s Covenants to Facilitate Sale and Exercise of Purchased Rights.

(a)	General Covenant to Facilitate. Seller hereby covenants and agrees that, at its sole cost and expense, it shall take all actions necessary or desirable to cause each of the Target Company Parties to perform their respective obligations under this Agreement and to ensure the consummation of the transactions contemplated by this Agreement and Buyer’s ability to exercise the Purchased Rights, including without limitation:

i.	causing the satisfaction of the First Tranche Conditions;

ii.	causing the satisfaction of the Second Tranche Conditions;

iii.	causing the satisfaction of the Third Tranche Conditions;

iv.	causing the duly and lawful transfer of the Three Properties to the Buyer or Entity, free and clear of all Encumbrances;

v.	at Closing and from time to time thereafter at Buyer’s request, executing and delivering, or causing to be executed and delivered, any and all confirmatory instruments of assignment, deeds of assignment, declarations, certificates, notices, filings, registrations, applications, powers of attorney, and other documents (including in jurisdiction-specific forms and with such notarizations, apostilles, legalizations, or consular authentications as Buyer may reasonably request) as may be necessary or desirable to evidence, perfect, record, or enforce the assignment of the Purchased Rights to Buyer in any jurisdiction, and taking all actions reasonably requested by Buyer in furtherance thereof;

vi.	cooperating with Buyer in preparing, filing, and prosecuting to completion all applications, filings, registrations, and requests for Approval required under applicable Law in connection with the consummation of the transactions contemplated hereby or Buyer’s exercise of the Purchased Rights, and Buyer shall have the right to direct the strategy, preparation, and prosecution of all such applications, filings, registrations, and requests; provided that Buyer shall in good faith ensure that such strategy is conducted in a cost-efficient manner;

vii.	promptly informing Buyer of any Action by any Governmental Authority or third party relating to or affecting the Purchased Rights, and not committing to or agreeing to any condition, undertaking, or remedy in connection with obtaining any Approval or deal with any such Action, without the prior written consent of Buyer if such condition, undertaking, or remedy would be materially adverse to Buyer or the Purchased Rights.

(b)	Subject to Section 8.04(a)(vi), Buyer is responsible for preparing, filing, and prosecuting all U.S. regulatory Approvals in connection with the transactions contemplated by this Agreement, including the HSR Clearance and the CFIUS and Trade Control Approval (the “US Regulatory Approvals”). Seller is responsible for all other Approvals required under applicable Law in connection with the transactions contemplated by this Agreement (the “Non-US Regulatory Approvals”). Where any Approval requires the participation, joinder, filing, or submission by a Party other than the one primarily responsible, that other Party must promptly prepare and file (or join in the filing of) the required submissions and cooperate fully with the responsible Party.

(c)	Buyer shall bear all costs, fees, and expenses incurred in connection with obtaining all US Regulatory Approvals. Seller shall bear all costs, fees, and expenses incurred in connection with obtaining all Non-US Regulatory Approvals.

(d)	No Impairment; No Circumvention. None Seller shall, without the prior written consent of Buyer, (i) take any action, or permit any action to be taken, that would or could reasonably be expected to impair, diminish, encumber, dilute, or otherwise adversely affect the Purchased Rights, the Three Properties, or Buyer’s ability to exercise or enforce the Purchased Rights in accordance with their terms and applicable Law, or (ii) take any action, directly or indirectly, intended to circumvent, avoid, or frustrate the lawful exercise by Buyer of the Purchased Rights, including by seeking to invalidate, challenge, or limit the scope or enforceability of the Purchased Rights or any required Approval obtained in connection therewith.

(e)	Status updates. Within ten (10) Business Days following the end of each calendar month from the Effective Date until the Closing, Seller shall and Sell shall cause the Target Company Parties to deliver to Buyer a written status report covering (i) the status of all required Approvals, (ii) any developments materially affecting the Purchased Rights or any member of the Target Group, (iii) any Action commenced or threatened against any Target Company Party or affecting the Purchased Rights, and (iv) such other matters as Buyer may reasonably request.

(f)	Access to Information. From the date hereof until the earlier of the Third Tranche Issuance Date and the termination of this Agreement in accordance with Article X, Seller shall and Sell shall cause the Target Company Parties and their respective Affiliates to, provide Buyer and its Representatives with reasonable access, during normal business hours and upon reasonable prior notice, to the books, records, personnel, properties, and other information of or relating to the Purchased Rights as Buyer may reasonably request for purposes of consummating the transactions contemplated hereby and satisfying the conditions set forth in this Agreement. Buyer shall, and shall cause its Representatives to, hold all information received pursuant to this Section 8.04(f) in confidence in accordance with Section 8.02.

(g)	Post-Closing Communications and Payments. From and after the Closing Date, Seller shall (i) promptly forward to Buyer (and shall not respond to or act upon) any communication, notice, demand, claim, payment, instrument, or other item received by Seller in respect of the Purchased Rights, the Debt-to-Equity Agreement, or any Background Agreement referenced therein, in each case to the extent received from or on behalf of any Person other than Buyer or its designee, (ii) hold in trust for the benefit of Buyer any payment received by Seller in respect of the Purchased Rights after the Closing Date and remit such payment to Buyer promptly (and in any event within five (5) Business Days of receipt), and (iii) not give any instruction, direction, demand, or notice to any Person under or in connection with the Debt-to-Equity Agreement or the Purchased Rights other than as directed by Buyer.

Section 8.05 Conduct of Business.

From the date hereof until the earlier of the satisfaction of Third Tranche Conditions and the termination of this Agreement in accordance with Article X (the “Interim Period”), except (i) as expressly contemplated by this Agreement or any Ancillary Document, (ii) as required by applicable Law, or (iii) with the prior written consent of Buyer (which may be granted or withheld in Buyer’s sole discretion), the Seller shall and the Sell shall cause the Target Company Parties and their respective Affiliates (including any and all members of the Target Group) to, comply with this Section 8.05.

(a)	Ordinary Course; Preservation of Business. During the Interim Period, the Seller shall cause the Target Group to operate and conduct its business in the ordinary course consistent with past practice, shall use commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees, maintain its Approvals and material Contracts, and preserve its relationships with customers, suppliers and other Persons having business relationships with it.

(b)	Restricted Actions. During the Interim Period, no member of the Target Group shall, and the Seller shall cause them not to, do any of the following without Buyer’s prior written consent: (i) issue, sell, pledge or otherwise dispose of any equity interests or other securities, or grant any options, warrants or other rights to acquire any equity interests, or adjust, split, combine, subdivide or reclassify any of its equity interests; (ii) amend its organizational documents; (iii) declare, set aside or pay any dividend or distribution (whether in cash, securities or property) or repurchase, redeem or otherwise acquire any equity interests; (iv) merge, consolidate or enter into any business combination transaction, or acquire (by merger, consolidation, equity purchase or asset purchase) any material business or assets outside the ordinary course; (v) sell, lease, license, transfer or otherwise dispose of any material assets (including any of the Three Properties), other than in the ordinary course; (vi) create, incur, assume or guarantee any Indebtedness other than in the ordinary course, or create or permit to exist any Encumbrance on any material asset, or grant or forgive any Indebtedness other than in the ordinary course of business; (vii) make any material change to accounting policies or practices (except as required by GAAP or applicable Law); (viii) enter into, amend, waive or terminate any material Contract other than in the ordinary course; (ix) commence, settle or compromise any Action in a manner that imposes material non-monetary obligations or restrictions on the Purchased Rights or the business of the Target Group; or (x) authorize any of the foregoing.

(c)	Restricted Actions (Seller). During the Interim Period, Seller shall not, without Buyer’s prior written consent, directly or indirectly: (i) sell, assign, transfer, pledge, encumber or otherwise dispose of, or agree to sell, assign, transfer, pledge, encumber or otherwise dispose of, any of the Purchased Rights; (ii) amend, waive, terminate or consent to any amendment, waiver or termination of the Debt-to-Equity Agreement or any related document in a manner that could reasonably be expected to impair, diminish or adversely affect the Purchased Rights or Buyer’s ability to exercise the Purchased Rights; or (iii) take any action intended to, or that would reasonably be expected to, impede, delay or frustrate the exercise by AGAE Investment Limited as Receiver under the Debt-to-Equity Agreement.

(d)	Receiver Matters. Notwithstanding anything to the contrary in the Debt-to-Equity Agreement or any related document (including without limitation Section 1.3.1(3) thereof), from and after the Effective Date and until the Closing (or earlier termination of this Agreement), Seller shall not (and none of its Affiliates shall) change the Receiver(s) (as defined under the Debt-to-Equity Agreement) or otherwise directly or indirectly replace, remove, substitute, modify the authority of, or otherwise change any receiver, proxy-holder, attorney-in-fact or other entrusted party in respect of the Target or any Regional Subsidiary without Buyer’s prior written consent.

Section 8.06 Audit and Financial Statement Cooperation.

The Seller shall and the Sell shall cause the Target Company Parties and the Target Group to, deliver to Buyer, as promptly as practicable following the date of this Agreement and in any event no later than ten (10) days after the date of this Agreement, the Financial Statements. In addition, the Seller shall and the Sell shall cause the Target Company Parties andthe Target Group to, provide to Buyer, as promptly as practicable (and in any event within ten (10) Business Days after Buyer’s request), all financial statements, pro forma financial information, and other financial data of the Target Group required to be included in any Buyer SEC Filing under Regulation S-X (including Rule 3-05 and Article 11 thereof), Item 14 of Schedule 14A, or any other applicable SEC rule or regulation, in each case prepared in accordance with U.S. generally accepted accounting principles (or reconciled to U.S. GAAP if prepared under IFRS) and in form and substance sufficient to satisfy Buyer’s disclosure obligations. Without limiting the generality of the foregoing, Seller shall and the Sell shall cause the Target Company Parties and the Target Group to:

(a)	cooperate with, and grant access to, an independent registered public accounting firm registered with the Public Company Accounting Oversight Board selected by Buyer (the “Auditor”) in connection with the Auditor’s audit of the Target Group’s financial statements, including by providing access to all books, records, personnel, properties, and other information of the Target Group as the Auditor may reasonably request;

(b)	provide such management representation letters, consents, certifications, and other documents as the Auditor may reasonably request;

(c)	cause the existing accountants of the Target Group (if any) to cooperate with the Auditor and to provide such consents, work papers, and other information as the Auditor may reasonably request;

(d)	bear the fees and expenses of the Auditor (provided that, solely to the extent the Third Tranche Conditions have been met as of the Third Tranche Issuance Date and the issuance of the Third Tranche Shares has been completed in accordance with the terms of Section 3.03(c), Buyer shall reimburse Seller for such fees and expenses up to a cap of $300,000); and

(e)	take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable to enable Buyer to determine that the financial statements of the Target Group are consolidatable into Buyer’s consolidated financial statements in accordance with U.S. generally accepted accounting principles, including (i) implementing and maintaining such corporate, governance, accounting, internal control, and reporting arrangements with respect to the Target Group as Buyer or the Auditor may reasonably request to support such consolidation determination, and (ii) promptly providing any additional information, documentation, or access requested by Buyer or the Auditor in connection therewith.

Section 8.07 Cooperation with ZH CPA LLC and StoneX Group, Inc.

The Sell shall cause Each Target Company Party and the Target Group to, fully cooperate with ZH CPA LLC and StoneX Group, Inc. (and their respective agents, representatives, and designees) in connection with the preparation and issuance of the Accounting Opinion required pursuant to Section 5.01 and the Valuation Report required pursuant to Section 3.02. Without limiting the generality of the foregoing, the Seller shall cause each Target Company Party and the Target Group to:

(a)	provide ZH CPA LLC and StoneX Group, Inc. with reasonable access, during normal business hours and upon reasonable prior notice, to all books, records, financial data, personnel, properties, and other information of the Target Group as may be reasonably requested in connection with such opinion and valuation;

(b)	provide such management representation letters, officer’s certificates, confirmations, and other documents as ZH CPA LLC or StoneX Group, Inc. may reasonably request; and

(c)	cause the existing accountants and financial advisors of the Target Group (if any) to cooperate with ZH CPA LLC and StoneX Group, Inc. and to provide such work papers, records, and other information as may be reasonably requested.

The fees and expenses of ZH CPA LLC and StoneX Group, Inc. in connection with the preparation of the Accounting Opinion and the Valuation Report shall be borne 50% by Seller and 50% by Buyer.

Section 8.08 SEC and Proxy Disclosure Cooperation.

(a)	Disclosure Cooperation. In connection with the Required Disclosure, Seller shall and the Seller shall cause the Target Company Parties and the Target Group to, fully cooperate with Buyer and its Representatives, including by:

i.	providing to Buyer all business, operational, legal, and other information regarding the Target Group as may be reasonably requested by Buyer for inclusion in any Required Disclosure;

ii.	causing appropriate officers and employees of the Target Group to be available at reasonable times and upon reasonable notice to respond to inquiries from Buyer, its Representatives, and the SEC regarding information contained in any Required Disclosure;

iii.	if requested by Buyer, reviewing and commenting on drafts of any Buyer SEC Filing that contains information regarding Seller, the Target Group, or the transactions contemplated hereby, and providing such comments within five (5) Business Days after receipt (or such shorter period as may be reasonably required to meet applicable filing deadlines); and

iv.	executing and delivering such certifications, consents, and other documents as may be reasonably requested by Buyer in connection with any Required Disclosure.

(b)	Accuracy of Information. Seller and Seller shall cause the Target Company Parties and the Target Group to, ensure that all information provided to Buyer pursuant to this Section 8.08 is true, complete, and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading. Seller and Seller shall cause the Target Company Parties to promptly notify Buyer if Seller or any Target Company Party becomes aware that any information previously provided pursuant to this Section 8.08 has become inaccurate or incomplete in any material respect, and shall promptly provide corrected or supplemental information.

Section 8.09 Public Announcements.

(a)	Mutual Approval for Press Releases. Except as otherwise permitted by this Section 8.09, no Party shall issue any press release or make any other public announcement or statement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Buyer and Seller (which consent shall not be unreasonably withheld, conditioned, or delayed). The Parties shall cooperate in good faith with respect to the timing, form, and content of any initial press release or public announcement regarding this Agreement and the transactions contemplated hereby.

(b)	Buyer’s Sole Control over Required Filings. Notwithstanding Section 8.09(a), Buyer shall have sole control over (and shall not require the consent of Seller, Dece, or any Target Company Party for) (i) any Required Disclosure, (ii) any filing, report, or disclosure with the SEC, Nasdaq, or any other Governmental Authority that Buyer determines (after consultation with its outside legal counsel) is required or advisable under applicable Law, SEC rules, or the Nasdaq Rules, and (iii) any response to any inquiry, comment, or request from the SEC or Nasdaq; provided that, to the extent reasonably practicable and permitted by applicable Law, Buyer shall provide Seller with a reasonable opportunity to review and comment on any such disclosure that contains information regarding Seller or the Target Group prior to its filing or release, and Buyer shall consider in good faith any comments timely provided by Seller, but Buyer shall have final authority over the form and content of any such disclosure.

Section 8.10 No Commitment as to Regulatory and Shareholder Approval Timelines.

Subject to Buyer’s obligation to use commercially reasonable efforts to prepare and file all necessary documents and schedule all required meetings in a timely manner, notwithstanding anything to the contrary in this Agreement, Buyer makes no representation, warranty, covenant, or commitment whatsoever with respect to the timing, duration, or outcome of (a) any review, approval, or clearance process conducted by the SEC or any other U.S. Governmental Authority in connection with the transactions contemplated by this Agreement, including without limitation the timing of any comments, reviews, or declarations of effectiveness relating to any registration statement, proxy statement, or other filing with the SEC, or (b) the scheduling, convening, or completion of any meeting of Buyer’s shareholders (including any annual or special meeting of shareholders of Buyer) required or convened for the purpose of obtaining the Buyer Shareholder Approval contemplated by Section 5.01(a) or any other approval required under applicable Law, Buyer’s organizational documents, or the Nasdaq Rules. Each of the other Parties to this Agreement acknowledges and agrees that the timing of such regulatory reviews and shareholder approval processes is subject to factors beyond Buyer’s reasonable control, and no delay in or failure to obtain any such review, approval, or clearance within any particular timeframe shall constitute a breach by Buyer of any obligation under this Agreement or give rise to any liability of Buyer to any other Party to this Agreement or any other Person.

Section 8.11 Board Representation.

Upon the satisfaction of the Third Tranche Conditions and the completion of the issuance of the Third Tranche Shares in accordance with Section 3.03(c), Buyer shall take all actions necessary to (a) increase the size of the Board of Directors of Buyer (the “Board”) by two (2) directors, and (b) appoint two (2) individuals designated by Seller to fill such newly created directorships (the “Seller Designees”), effective as of the Third Tranche Issuance Date or as soon as reasonably practicable thereafter; provided, that Buyer’s obligation to increase the size of the Board and appoint the Seller Designees pursuant to this Section 8.11 shall be subject to, and conditioned upon, such increase and appointments not resulting in the composition of the Board failing to comply with the independent director requirements of the Nasdaq Rules (including, for the avoidance of doubt, the requirement that a majority of the Board consist of independent directors). The Seller Designees shall be subject to Buyer’s reasonable approval and shall satisfy all applicable requirements under the Nasdaq Rules and applicable Law. Buyer shall use commercially reasonable efforts to cause the Seller Designees to be included in the slate of nominees recommended by the Board to Buyer’s shareholders at each annual meeting of shareholders held during the period that Seller (together with its Affiliates) beneficially owns at least fifty percent (50%) of the shares of Common Stock issued under this Agreement. The rights of Seller under this Section 8.11 shall terminate automatically and without further action at such time as Seller (together with its Affiliates) ceases to beneficially own at least fifty percent (50%) of the shares of Common Stock issued under this Agreement, and upon such termination, Seller shall cause the Seller Designees to promptly resign from the Board.

ARTICLE IX

Indemnification

Section 9.01 Indemnification by Seller.

Subject to the limitations set forth in this Article IX, from and after the Closing, the Seller (the “Indemnifying Party”) shall, jointly and severally, indemnify, defend, and hold harmless Buyer and its Affiliates and each of their respective officers, directors, employees, agents, successors, and assigns (each, an “Indemnified Party”) from and against any and all Losses arising out of, relating to, or resulting from:

(a)	Indemnification by Seller. Subject to the limitations set forth in this Article IX, from and after the Closing, Seller shall indemnify, defend, and hold harmless the Indemnified Parties from and against any and all Losses arising out of, relating to, or resulting from: (i) any breach or inaccuracy of any representation or warranty made by Seller in this Agreement or in any Ancillary Document to which Seller is a party; or (ii) any breach or failure by Seller to perform or comply with any covenant, obligation, or agreement of Seller contained in this Agreement or any Ancillary Document.

(b)	Further Indemnification by Seller. Subject to the limitations set forth in this Article IX, from and after the Closing, Seller shall further indemnify, defend, and hold harmless the Indemnified Parties from and against any and all Losses arising out of, relating to, or resulting from:

i.	any breach or inaccuracy of any representation or warranty made by Seller in this Agreement or in any Ancillary Document;

ii.	any breach or failure by Seller to perform or comply with any joint covenant, obligation, or agreement of Seller and the Target Company Parties contained in this Agreement or any Ancillary Document;

iii.	any and all Taxes (including any interest, penalties, or additions thereto) imposed on or with respect to any member of the Target Group, or the Purchased Rights for any Pre-Closing Tax Period, including (A) any Taxes arising from or relating to any transaction, event, or circumstance occurring on or prior to the Closing Date, (B) any Taxes resulting from a breach of any representation, warranty, or covenant relating to Tax matters, and (C) any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) by reason of any member of the Target Group having been a member of any consolidated, combined, unitary, or affiliated group on or prior to the Closing Date (for purposes of this Agreement, “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; “Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date);

iv.	any and all Losses arising out of, relating to, or resulting from any liability, obligation, claim, or Action under or relating to any of the Background Agreements, the Debt-to-Equity Agreement, or any other agreement, instrument, or document executed in connection with or relating to the foregoing, in each case to the extent arising from or relating to any act, omission, event, or circumstance, regardless of whether such act, omission, event, or circumstance occurs prior to, on, or after the Closing Date;

v.	any and all Losses arising out of, relating to, or resulting from any breach by any Target Company Party or any other member of “Party B” (as defined in the Debt-to-Equity Agreement) of any representation, warranty, covenant, obligation, or agreement under the Debt-to-Equity Agreement or any related document, regardless of whether such breach occurred prior to, on, or after the Closing Date or relates to the period prior to, on, or after the Closing Date;

vi.	any and all Losses arising out of, relating to, or resulting from any claim, demand, Action, or liability asserted by Singmeng or any other prior creditor of any Target Company Party, any member of the Target Group, or any of their respective Affiliates regardless of whether arising from or relating to any Indebtedness, obligation, or liability incurred prior to, on, or after the Closing Date; or

vii.	any and all Losses arising out of, relating to, or resulting from any actual or alleged violation of (A) any Sanctions Laws (including the Burma Sanctions Regulations), (B) any anti-bribery or anti-corruption Laws (including the U.S. Foreign Corrupt Practices Act of 1977, as amended), or (C) any anti-money laundering Laws, in each case by any Target Company Party, any member of the Target Group, or any of their respective directors, officers, employees, or agents, to the extent arising from or relating to any act, omission, or circumstance occurring on or prior to the Closing Date.

Section 9.02 Procedures; Control of Defense.

A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought.

If any Indemnified Party receives notice of any claim, action, suit, or proceeding (a “Third-Party Claim”) in respect of which indemnification may be sought under this Article IX, such Indemnified Party shall notify the applicable Indemnifying Party in writing of such Third-Party Claim within a reasonable time after receipt thereof; provided that failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent such Indemnifying Party is actually and materially prejudiced by such failure. The Indemnified Party shall have the sole right to control the defense, settlement, and compromise of any Third-Party Claim, with counsel of its own selection, at the Indemnifying Party’s sole cost and expense; provided that (a) the Indemnifying Party shall have the right, at its own cost and expense, to participate in (but not control) the defense of such Third-Party Claim with counsel of its own selection, and (b) the Indemnified Party shall keep the Indemnifying Party reasonably informed of the status of such Third-Party Claim and shall consider in good faith any comments or suggestions made by the Indemnifying Party with respect thereto. Notwithstanding the foregoing, if the Indemnified Party elects not to assume control of the defense of a Third-Party Claim, the Indemnifying Party may assume control of such defense with counsel reasonably acceptable to the Indemnified Party, at the Indemnifying Party’s sole cost and expense; provided that the Indemnifying Party shall not settle or compromise any Third-Party Claim without the prior written consent of the Indemnified Party (which may be withheld in the Indemnified Party’s sole discretion). The Indemnified Party shall not settle or compromise any Third-Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed), and any such settlement or compromise shall be conclusive and binding on the Indemnifying Party for purposes of determining the amount of Losses subject to indemnification hereunder.

Section 9.03 Remedies; Specific Performance.

The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the Parties agree that any Party shall be entitled to seek an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such Party is entitled at law or in equity, without proof of actual damages and without bond or other security being required therefor. The foregoing right shall be in addition to, and not in limitation of, any other rights or remedies available to any Party under applicable Law or this Agreement.

Section 9.04 Buyer’s Right of Setoff.

(a)	Setoff Against First Tranche Shares. If, at the time the First Tranche Shares are otherwise issuable to Seller pursuant to Section 3.03(a), the indemnification obligations of the Indemnifying Parties under Section 9.01 have been finally determined (whether by mutual written agreement, final non-appealable judgment of a court of competent jurisdiction, or final arbitral award, as applicable) and any amounts remain owing to an Indemnified Party thereunder, Buyer shall have the right, exercisable in its sole discretion, to reduce the number of First Tranche Shares issuable to Seller by a number of shares having an aggregate value (determined based on the volume-weighted average trading price of Buyer’s common stock on Nasdaq for the ten (10) trading days immediately preceding the date of such reduction) equal to such finally determined amount.

(b)	Setoff Against Second Tranche Shares. If, at the time the Second Tranche Shares are otherwise issuable to Seller pursuant to Section 3.03(b), the indemnification obligations of the Indemnifying Parties under Section 9.01 have been finally determined (whether by mutual written agreement, final non-appealable judgment of a court of competent jurisdiction, or final arbitral award, as applicable) and any amounts remain owing to an Indemnified Party thereunder, Buyer shall have the right, exercisable in its sole discretion, to reduce the number of Second Tranche Shares issuable to Seller by a number of shares having an aggregate value (determined based on the volume-weighted average trading price of Buyer’s common stock on Nasdaq for the ten (10) trading days immediately preceding the date of such reduction) equal to such finally determined amount.

(c)	Setoff Against Third Tranche Shares. If, at the time the Third Tranche Shares are otherwise issuable to Seller pursuant to Section 3.03(c), the indemnification obligations of the Indemnifying Parties under Section 9.01 have been finally determined (whether by mutual written agreement, final non-appealable judgment of a court of competent jurisdiction, or final arbitral award, as applicable) and any amounts remain owing to an Indemnified Party thereunder, Buyer shall have the right, exercisable in its sole discretion, to reduce the number of Third Tranche Shares issuable to Seller by a number of shares having an aggregate value (determined based on the volume-weighted average trading price of Buyer’s common stock on Nasdaq for the ten (10) trading days immediately preceding the date of such reduction) equal to such finally determined amount.

(d)	Order of Setoff; Continuing Liability. Buyer shall first apply any setoff against the First Tranche Shares, and to the extent such setoff is insufficient to satisfy the indemnification obligation, Buyer may apply the remainder against the Second Tranche Shares, and to the extent such setoff is insufficient to satisfy the indemnification obligation, Buyer may apply the remainder against the Third Tranche Shares. If the aggregate value of all shares deducted pursuant to this Section 9.04 is insufficient to satisfy the indemnification amounts finally determined to be owing, the Indemnifying Parties shall remain jointly and severally liable to the Indemnified Parties for any such deficiency, and Buyer shall have all rights and remedies available at law or in equity to recover such deficiency.

(e)	No Limitation. The setoff rights set forth in this Section 9.04 are in addition to, and not in limitation of, any other rights or remedies available to any Indemnified Party under this Agreement, at law, or in equity. The exercise of setoff rights under this Section 9.04 shall not limit or affect any Indemnified Party’s right to pursue any deficiency from the Indemnifying Parties.

Section 9.05 Survival of Representations, Warranties, Covenants, and Indemnification Obligations.

(a)	Survival. All representations and warranties of Seller contained in this Agreement or in any Ancillary Document, all covenants and agreements of the Parties contained in this Agreement or in any Ancillary Document, and all indemnification obligations set forth in this Article IX, shall survive the Closing and continue in full force and effect indefinitely or, if a statute of limitations is applicable thereto, until the expiration of the applicable statute of limitations (including any extensions or waivers thereof, and giving effect to any tolling period). No claim for indemnification with respect to any breach or inaccuracy of any representation or warranty, or any breach of any covenant, agreement, or indemnification obligation, shall be barred by any contractual survival limitation, and any such claim may be asserted at any time until the expiration of the applicable statute of limitations.

(b)	Fraud; Willful Breach. Notwithstanding anything to the contrary in this Agreement, any claim based on fraud or willful breach shall survive the Closing and continue in full force and effect indefinitely, and no limitation set forth in this Article IX (including any survival period, cap, basket, or other limitation) shall apply to any Losses arising from fraud or willful breach.

ARTICLE X

Termination

Section 10.01 Termination Rights.

This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)	by mutual written consent of Buyer and Seller;

(b)	by Buyer , by written notice to the other Parties, if the Closing has not occurred on or before the Outside Date; for purposes of this Agreement, the “Outside Date” means the date that is 365 days after the date of this Agreement, as such date may be extended by mutual written agreement by Buyer and Seller;

(c)	by Buyer, by written notice to the other Parties, if any other Party materially breaches this Agreement and such breach is not cured within 30 days from the date of notice;

(d)	by either Buyer or Seller, by written notice to the other, if any Governmental Authority of competent jurisdiction shall have issued a final, non-appealable Governmental Order permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby.

Section 10.02 Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, and no Party shall have any liability or obligation to any other Party hereunder, except that (i) the provisions of Section 8.02 (Confidentiality), Section 8.09 (Public Announcements), this Section 10.02, Section 10.03, and Article XI shall survive any termination of this Agreement, (ii) no such termination shall relieve any Party from any liability arising from or related to any breach of any of its representations, warranties, covenants, or agreements set forth in this Agreement prior to such termination, including any liability of Seller arising therefrom, and (iii) the rights and remedies of Buyer under this Article X are in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity.

Section 10.03 Termination Fee.

(a)	Termination Fee. If Buyer terminates this Agreement pursuant to Section 10.01(b), Section 10.01(c) or either Buyer or Seller terminates this Agreement pursuant to Section 10.01(d), Seller shall pay to Buyer, within ten (10) Business Days following such termination, a termination fee in the amount equal to one (1) percent of the Purchase Price (the “Termination Fee”), by wire transfer of immediately available funds to an account designated by Buyer. Seller acknowledges and agrees that the Termination Fee is not a penalty but rather constitutes liquidated damages in a reasonable amount that will compensate Buyer for the efforts and resources expended, and the opportunities foregone, in connection with the transactions contemplated by this Agreement, which damages are difficult to ascertain.

(b)	Reimbursement Obligation. If, at any time after the Closing but prior to the issuance of the Third Tranche Shares, Buyer’s obligations to issue any remaining Consideration Shares terminate pursuant to the last paragraph of Section 3.03(a), the last paragraph of Section 3.03(b) or the last paragraph of Section 3.03(c), Seller shall pay to Buyer, within ten (10) Business Days following the occurrence of any such event, an amount equal to one (1) percent of the Purchase Price (the “Reimbursement Obligation”), by wire transfer of immediately available funds to an account designated by Buyer. Seller acknowledges and agrees that the Reimbursement Obligation is not a penalty but rather constitutes a reimbursement in a reasonable amount that will compensate Buyer for the efforts and resources expended, and the opportunities foregone, in connection with the transactions contemplated by this Agreement, which damages are difficult to ascertain.

(c)	Mutual Exclusivity. For the avoidance of doubt, the Termination Fee and the Reimbursement Obligation are mutually exclusive, and in no event shall Seller be required to pay both a Termination Fee and a Reimbursement Obligation under this Section 10.03.

ARTICLE XI

Miscellaneous

Section 11.01 Notices.

All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent by nationally recognized overnight courier (with written confirmation of receipt), (c) upon transmission by electronic mail (provided that no error message is received and a copy is promptly sent by one of the methods described in clause (a) or (b)), or (d) five (5) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, in each case to the applicable Party at the addresses set forth on Exhibit B or at such other address as may be designated by such Party by written notice to the other Parties.

Section 11.02 Assignment.

Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties; provided, however, that Buyer may assign all or any portion of its rights (but not its obligations) under this Agreement to one or more of its Affiliates or to any lender or financing source as collateral security without the consent of the Seller, but no such assignment shall relieve Buyer of its obligations hereunder. Any purported assignment in violation of this Section 11.02 shall be void ab initio. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.03 Expenses.

Except as otherwise expressly provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees and expenses of such Party’s legal counsel, financial advisors, accountants, and other Representatives.

Section 11.04 Governing Law.

(a)	This Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles that would result in the application of the laws of any other jurisdiction.

(b)	Debt-to-Equity Agreement Preserved. Notwithstanding Section 11.04(a), the Debt-to-Equity Agreement and each Background Agreement shall continue to be governed by and construed in accordance with the laws specified therein, and nothing in this Agreement shall be construed to modify, supersede, or replace the choice of law set forth in the Debt-to-Equity Agreement or any Background Agreement.

Section 11.05 Jurisdiction; Dispute Resolution.

(a)	Disputes Under This Agreement. Each Party irrevocably submits to, at Buyer’s sole option: (A) the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York, and (ii) the courts of the State of New York located in the County of New York, in each case for the purpose of any Action arising out of or relating to this Agreement, the negotiation, execution, performance, or termination hereof, or the transactions contemplated hereby; or (B) binding arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules then in effect, seated in Hong Kong, conducted in English, before a tribunal of three arbitrators. Buyer shall have the sole and exclusive right to elect the forum for any such Action by written notice to the other Parties, and such election shall be final and binding on all Parties. Each Party irrevocably waives any objection it may have to the laying of venue of any such Action in any such court or arbitral tribunal, and any claim that any such Action has been brought in an inconvenient forum. Any award rendered in an HKIAC arbitration commenced under this Section 11.05(a) shall be final and binding and enforceable in any court of competent jurisdiction.

(b)	Disputes Under the Debt-to-Equity Agreement. Notwithstanding Section 11.05(a), any Action arising out of or in connection with the Debt-to-Equity Agreement or any Background Agreement (including any Action by Buyer, as Seller’s assignee, to enforce any Purchased Right against any Target Company Party) shall be resolved in accordance with the dispute resolution provisions set forth therein (in the case of the Debt-to-Equity Agreement, exclusive arbitration before the China International Economic and Trade Arbitration Commission (“CIETAC”) in Beijing pursuant to Section 5.2 of the Debt-to-Equity Agreement). Each Target Company Party (i) confirms that it remains bound by such dispute resolution provisions, (ii) acknowledges that Buyer (and any designee of Buyer, including AGAE Investment Limited) is entitled to invoke and rely on such provisions as Seller's assignee with the same effect as Seller, and (iii) waives any objection to Buyer's standing to invoke such provisions on the basis of the assignment contemplated by this Agreement.

(c)	Buyer’s Election in Hybrid Disputes. In the event of any Action that arises out of or relates to both this Agreement and the Debt-to-Equity Agreement (or any Background Agreement) (a “Hybrid Dispute”), Buyer shall have the right, in its sole discretion, to elect to resolve such Hybrid Dispute by:

(i) bifurcating the Hybrid Dispute into a forum under Section 11.05(a) for matters arising out of this Agreement and a CIETAC arbitration under Section 11.05(b) for matters arising out of the Debt-to-Equity Agreement, with the parties reasonably cooperating to coordinate the two proceedings; or

(ii) consolidating all aspects of the Hybrid Dispute in binding arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules then in effect, seated in Hong Kong, conducted in English, before a tribunal of three arbitrators, and applying the substantive law specified in Section 11.04 to the respective aspects of the Hybrid Dispute. Seller irrevocably consents to Buyer’s election under this Section 11.05(c) and waive any objection thereto, including any objection that the elected forum lacks jurisdiction or is otherwise inappropriate. Any award rendered in an HKIAC arbitration commenced under this Section 11.05(c) shall be final and binding and enforceable in any court of competent jurisdiction.

(d)	Service of Process. Each Party irrevocably consents to service of process by mail or by any other manner permitted by applicable Law. Seller that is not a U.S. Person hereby irrevocably appoints Corporation Service Company, with offices on the date hereof in New York, New York, as its agent for the receipt of service of process in any Action brought against it under Section 11.05(a). If such agent ceases to act for any reason, the appointing Party shall promptly appoint a successor agent located in the State of New York and reasonably acceptable to Buyer.

Section 11.06 Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER FOUNDED IN CONTRACT, TORT, OR OTHERWISE). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.06.

Section 11.07 Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument. Facsimile and electronic (including PDF) signatures shall be deemed originals for all purposes of this Agreement.

Section 11.08 Entire Agreement.

This Agreement (including all Exhibits and Schedules hereto and all Ancillary Documents) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, between the Parties relating to the subject matter hereof. No amendment, modification, or waiver of any provision of this Agreement shall be valid or binding unless set forth in writing and duly executed by all Parties (in the case of an amendment or modification) or by the Party against whom such waiver is sought to be enforced (in the case of a waiver). No failure or delay by any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

Section 11.09 Severability.

If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the foregoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then all parties agree to substitute such provision(s) through good faith negotiations.

Section 11.10 Disclosure Integration.

Any matter, information or item disclosed in the Disclosure Schedules or in any Annex or Exhibit attached hereto, under any specific representation or warranty or section number hereof, shall be deemed to have been disclosed with respect to any other section or subsection of this Agreement to which the matter relates, so long as the description of such matter in the Disclosure Schedules readily and apparently indicates its relevance to the pertinent section on the face of such disclosure.

(Signature pages follow.)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BUYER:

All In FutureTech Alliance, Inc.

By:	/s/ Li Yangyang
Name:	Li Yangyang
Title:	Director

SELLER:

RAINMAN NETWORK LTD.

By:	/s/ Ma Jianhui
Name:	Ma Jianhui
Title:	Director

DECE CAPITAL LIMITED

By:	/s/ Ma Jianhui
Name:	Ma Jianhui
Title:	Director